UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
______________

FORM 8-K/A

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 9, 2006

ETRIALS WORLDWIDE, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-50531	20-0308891
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4000 Aerial Center Parkway, Morrisville, North Carolina	27560
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:    (919) 653-3400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

On August 22, 2005, CEA Acquisition Corporation (“CEA”) entered into an Agreement and Plan of Merger, as amended (“Merger Agreement”), with etrials Worldwide, Inc., (“etrials”) a Delaware corporation and certain stockholders of etrials. On February 9, 2006, the shareholders of CEA voted to approve the Merger Agreement. On February 9, 2006 etrials Acquisition, Inc. a Delaware corporation and wholly owned subsidiary of CEA, consummated a merger with etrials Worldwide, Inc., in which etrials became CEA’s wholly owned subsidiary. CEA formerly changed its name to etrials Worldwide, Inc. REFERENCES TO "WE" AND "OUR" IN THIS 8-K/A REFER TO ETRIALS WORLDWIDE, INC. AND ETRIALS, INC., AS THE CONTEXT REQUIRES, AND REFERENCES TO "CEA" REFER TO CEA ACQUISITION CORPORATION PRIOR TO THE CLOSING OF THE MERGER.

Immediately before the merger CEA filed an Annual Report on Form 10-KSB for the year ended December 31, 2005. On February 15, 2006, we filed a Form 8-K describing the business of etrials, which incorporated by reference the consolidated financial statements of etrials as of and for the nine months ended September 30, 2005 and as of and for the three years ended December 31, 2004. The result of the foregoing filings is that we are not required to file a Form 10-KSB until the year ended December 31, 2006, but we believe it is in the interest of investors to file on this Form 8-K/A substantially all the information that we would have filed on a Form 10-KSB. Therefore, we are filing this Form 8-K/A to add information to the Form 8-K we filed on February 15, 2006.

Substantially all the information that would have been reported in such a Form 10-KSB, except financial statements and pro form financial information and exhibits, is included in Item 8.01 of this Form 8-K/A. Financial statements, pro forma information and exhibits are included or are incorporated by reference in Item 9.01 of this Form 8-K/A. For the convenience of investors who are interested in locating information that is required to be reported in particular items of the Form 10-KSB, we have included a Table of Contents that refers to the page numbers where the information required by each item is located.

ITEM 8.01 of Form 8-K Other Information

DESCRIPTION OF BUSINESS (Information Required by Item 1 of Form 10-KSB)

This Business section and other parts of this Report contain forward-looking statements that involve risk and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those set forth in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Certain Factors That May Affect Future Results" and elsewhere in this Report.

Overview

etrials Worldwide, Inc.

etrials Worldwide, Inc. (“etrials” or the “Company”) was incorporated in the State of Delaware on June 9, 1999. The Company offers a broad range of Web-based electronic data capture, handheld device, and interactive voice recognition software and services uniquely designed to speed the process of clinical trials performed for drug development. The Company’s primary focus is on the costly and time-consuming clinical trial phase of drug development. The Company provides pharmaceutical and biotechnology companies with integrated software tools and services designed to significantly reduce the time spent collecting clinical trials data and manage clinical trials performance while providing an automated and easy-to-use mechanism to collect data directly from patients.

The Company’s operations are subject to certain risks and uncertainties, including among others, rapid technological change, increased competition from existing competitors and new entrants, lack of operating history, and dependence upon key members of the management team. The operating results are also affected by general economic conditions affecting the pharmaceutical industry.

CEA Acquisition Corporation

CEA Acquisition Corporation (“CEA”) was incorporated in Delaware on October 14, 2003 as a blank check company, the objective of which was to effect a merger, capital stock exchange, asset acquisition or other similar business combination in the entertainment, media and communications industry. On February 19, 2004, CEA consummated an Initial Public Offering (the “Offering”) and raised net proceeds of $21,390,100. Of the net proceeds from the Offering, $20,527,250 was placed in trust and invested in government securities. The remaining proceeds were available for business, legal, and accounting due diligence on prospective acquisitions and continuing general and administration expenses.

Merger and Accounting Treatment

On August 22, 2005, CEA entered into an Agreement and Plan of Merger, as amended (“Merger Agreement”), with etrials Worldwide, Inc., a Delaware corporation and certain stockholders of etrials. On February 9, 2006, the shareholders of CEA voted to approve the Merger Agreement. On February 9, 2006 etrials Acquisition, Inc. a Delaware corporation and wholly owned subsidiary of CEA, consummated a merger with etrials Worldwide, Inc., in which etrials became CEA’s wholly owned subsidiary. CEA formerly changed its name to etrials Worldwide, Inc.

The shares of common stock held by etrials stockholders were converted into a total of 7,446,360 shares of CEA’s common stock, or approximately 60.3% of the subsequently outstanding common stock of the combined company. None of the shares of CEA common stock issued in the merger will be tradable on the public market until August 2006, after which shares will become tradable in installments, subject to indemnification and other conditions more fully described in CEA’s registration statement on Form S-4. If the market price of our common stock is not at least $7.00 (as described more fully in the CEA Form S-4 registration statement) by February 19, 2008, 1,400,000 of the shares issued to the etrials stockholders and 166,250 shares owned by the pre-merger management of CEA will be cancelled. In connection with the merger, etrials stockholders also received warrants to purchase 4,300,000 shares of CEA common stock with an exercise price of $5.00 per share. The warrants issued in the merger are immediately tradable.

Upon consummation of the merger, $21.4 million was released from trust to be used by the combined company. After payments totaling approximately $900,000 for professional fees and other costs related to the merger, the net proceeds amounted to $20.5 million. In connection with the merger, the Company incurred $793,056 of acquisition costs as of December 31, 2005, which are recorded within deferred acquisition costs in the accompanying consolidated balance sheet. The total direct and incremental costs incurred by the Company in connection with the merger will be reflected as a reduction to additional paid-in capital as of the effective date of the merger.

The merger will be accounted for under the purchase method of accounting as a reverse acquisition in accordance with U.S. generally accepted accounting principles for accounting and financial reporting purposes. Under this method of accounting, CEA was treated as the “acquired” company for financial reporting purposes. In accordance with guidance applicable to these circumstances, this merger was considered to be a capital transaction in substance. Accordingly, for accounting purposes, the merger will be treated as the equivalent of etrials issuing stock for the net monetary assets of CEA, accompanied by a recapitalization. All historical share and per share amounts have been retroactively adjusted to give effect to the reverse acquisition of CEA and related recapitalization.

General. etrials is a provider of recently developed technologies created specifically for drug and medical device development and called “eClinical” software. etrials’ software collects and transmits data through various communications vehicles such as computers, phones, PCs or hand held devices from sites that are participating in clinical studies. Traditionally, the functions to which eClinical software applies have been performed using paper forms and manual processes. Integrated eClinical software applications both span and support the entire clinical trial process and are intended to replace the paper forms and manual processes.

The easy-to-use eClinical software and professional services that etrials provides to the pharmaceutical, biotechnology and medical device industries and to organizations that provide services to those industries, including CROs, enable etrials’ customers to:

•	collect data through computers, the internet, phones, tablet PCs or handheld devices from patients or sites that are participating in clinical studies (investigators);

•	integrate and track clinical trial data from different sources such as labs, images and patient reported values from in-home testing devices such as blood glucose monitors;

•	manage the efficiency of clinical trials including patient enrollment, drug supply and site payments; and

•	analyze and report the data in ways that improve the understanding of the results.

etrials was incorporated in 1999 in the State of Delaware under the name Pharmacentric Technologies, Inc., for the purpose of managing certain assets of Persimmon IT, Inc. which were obtained through foreclosure of a loan and its related security interest, at which time etrials began active business operations. John Cline, our Chief Executive Officer, joined the company in March of 2000, when Pharmacentric acquired Expidata, a company owned by Mr. Cline. We changed our name in May of 2000 to etrials.com, Inc. and in June of 2001 we changed our name to etrials, Inc. On January 30, 2003 Araccel Corporation (“Araccel”) was merged into etrials, Inc., with the resulting company being named etrials Worldwide, Inc. Araccel primarily provided eClinical ePRO solutions that capture, maintain, analyze, distribute, manage and report clinical trial data. Prior to the merger with Araccel, etrials was in the business of providing Electronic Data Capture (“EDC”) software and services for clinical trials.

Products. The most strategic aspect of etrials’ integrated product architecture is that it efficiently gathers key clinical data in one data repository. Because data entered from remote collection sites through on-line access is available for analysis immediately, clinical trial sponsors can analyze data an estimated eight to twelve weeks before they would have access to data that is collected on paper forms and is later entered into the database. Customers can also save our standardized electronic case report forms into libraries for use in future trials to reduce the costs of future trials by saving programming time. Five categories of our software products support this data warehouse:

•
EDC Software. In every human clinical trial for a potential new drug, there is a massive amount of information that must be captured about patients, drug interactions, and drug effectiveness. Traditionally, this has all been captured using paper case report forms (“CRF”) filled out at doctor’s offices (also called investigator sites). Using paper, transcription errors and processing inefficiencies can cause significant delays in having reliable data to review, which lengthens the decision and approval process. Electronic Data Capture (“EDC”) uses the Internet and Web-based forms to collect this information faster then can be done using paper forms. Data can be reviewed as soon as it is entered. Because the data can be validated as it is entered, the data is much more reliable than data collected via paper processes. This enhances the safety and efficacy of the drugs being tested.

•
ePRO Software. In many clinical trials, our clients collect qualitative data about a patient’s interaction with the medication or device being tested. When collected through technology, as opposed to on paper, this information is called Electronic Patient Reported Outcomes (“ePRO”). We were the first software vendor to use handheld devices (personal digital assistants or “PDAs”) to capture patient reported outcomes. Our technology enables its customers to deploy patient diaries on handheld devices, tablet PC’s, laptops, and wireless phones.

•
IVRS Software. Phone-based technologies for capturing data and managing clinical studies are collectively known as Interactive Voice Response Systems (“IVRS”). In drug research, IVRS tools play a major role in enrolling patients into a study, assigning each patient on a random basis to either a real drug or a placebo, managing drug supply, and collecting patient data. Our IVRS software is an advanced phone-based technology that uses complex algorithms for intelligently randomizing clinical trial subjects.

•
CTMS Software. Managing the clinical trial is as important as collecting data in drug research. Technologies for managing study budgets, grant payments, milestones and study personnel are referred to as Clinical Trial Management Systems (“CTMS”). Our CTMS software gives its clients a complete set of tools to control every aspect of their studies. Because it integrates with other etrials products, milestones can be driven by the actual work as it is done.

•
Analysis Software. After clinical trial data is collected, drug researchers need to be able to use the collected data to make the decisions about safety, efficacy and ongoing trial conduct. Our analysis software is a combination of technologies to gain insight on what the results may mean. It includes integrated technology from SAS Institute, Inc. (“SAS”) for advanced analysis and review of trial results. We are one of three EDC companies authorized to sell the SAS® Drug Development Platform on a per-trial basis.

All of the core products in the etrials eClinical platform have their own design tools that allow its customers to rapidly deploy their studies, a key to customer satisfaction. These design, testing and deployment tools are also essential to its subscription licensing strategy and software application-hosting services. Many clients seek to internalize key processes, but they don’t want to develop the software or the infrastructure themselves. Our tools assist its customers to design their own key clinical trial processes.

Technology Platform. The etrials eClinical Suite is primarily a Web-based technology platform for automating and optimizing clinical trials by linking data in different phases of the drug or device development process. The platform employs an open architecture that allows other data and information management products to easily integrate with our software.

Our technology utilizes various means of collecting and transmitting data. With its EDC and CTMS technologies, clients access the internet either through their own connection or an independent internet service provider and utilize either our proprietary browser or other standard browsers to access an etrials web site which has the clinical study information and forms. These forms are completed by the site personnel and input into the web site. Once input, the clinical information is accessible to the client. No additional step is required to transmit data as these are “on-line” systems. Our technologies use standard accepted internet protocols and encryption techniques.

With ePRO technologies, patients complete electronic diary questionnaires on either a handheld personal digital assistant (“PDA”) which they can use remotely at home or while traveling, or a site based computer which the patient uses when they visit the investigators’ office. In either event, the information on either the patient PDA or site computer must be sent to the etrials central computer via a data transmission with a modem. Once the information is sent via the modem through either a regular telephone line or bluetooth connection, the clinical information is instantaneously accessible to the client. In addition to standard PDA’s, laptop, desktop or tablet PC’s the diary application also works on windows based “smart” phones thereby supporting wireless transmission of data over GSM/GPRS networks.

With IVRS technologies, investigators or patients use a telephone to call a dedicated phone number to access our IVRS central server. Their responses are recorded in a database on the central server and integrated into a single study database on which resides any additional information from its EDC or EPD technologies. Once information has been provided through the IVRS technology, the clinical information is accessible to the client. The IVRS application has a web component which permits the user to log-in through a URL to track all clinical trial activity. In addition, the system allows for web input of patient questionnaire data. This data is recorded in an identical manner to the telephone collected data in a single database.

Professional Services. In addition to the products described above, etrials also performs technical services for our software customers, including training, implementation, technology management, system performance and evaluation, knowledge transfer and ongoing technology support.

•	Project training. We train the investigator sites and clinical researchers on how to effectively use our software.

•

Project implementation. We develop database specifications, design the screen forms and backend data structure, determine the data transformations necessary and configure the required infrastructure, including both hardware and communications systems.

•
Project management. We utilize our software to provide ongoing management of the technical aspects of a clinical trial, from start-up, to deployment, to conduct, to close out. These services typically involve monitoring the study’s budgeted hours, ensuring milestones are hit, and coordinating changes to the database when changes need to occur. Our personnel do not manage the overall clinical trial. Their role is usually limited to managing how its software is used in the clinical trial. As etrials transitions to a subscription and software application-hosting business model, we expect our project management personnel will become consultants that help subscription clients with enterprise-wide technical implementation that is not limited to specific clinical trials.

•
Software application-hosting and performance monitoring and validation. These technical services ensure that the servers and software are performing according to specifications and test the software for its applicability and design.

•
Comprehensive knowledge transfer. For those clients who want to internalize the design and management of their clinical studies, this consulting service trains their staff in the use of the design software and the steps involved in deploying trials.

•	On-going technical support. Support for the investigators (doctors), research staff and other system users accessing the software 24 hours a day and seven days a week through our global help desk.

•
Revenue Components. There are several components to our revenue. We charge a software usage fee for each technology and every application of that technology for a clinical study. This fee can vary depending on the size of the trial, the complexity of the trial and the number of users accessing the system. This software usage typically averages about 20% of the total contract price, with the remaining 80% made up of hosting, training, support and other professional services as described above.

These services are delivered during all three stages of the clinical trial as further described below.

•	First stage - trial and application setup, including design of electronic case report forms and edit checks, installation and server configuration of the system;

•	Second stage - consists of project management services, application hosting and related professional and support services; and

•	Third stage - services required to close out, or lock, the database for the clinical trial.

We have in the past acquired new products through acquisitions of all or part of other companies.

On April 30, 2004, we acquired from Authentrics, Inc. (“Authentrics”) IVRS software and certain other assets in exchange for 24,538 shares of etrials common stock. Authentrics also agreed to provide certain consulting services related to the use, implementation, and deployment of the IVRS technology for which we agreed to pay $360,000 to Authentrics.

On April 1, 2005, we purchased from Quintiles Transnational Corp. (“Quintiles”) certain electronic data capture (“EDC”) software and clinical trial management software (“CTMS”), as well as Quintiles’ customer backlog related to such software products. In exchange, we granted Quintiles a license to such software and other etrials clinical trial software. We also issued Quintiles 98,151 shares of etrials common stock with rights to up to 122,689 additional escrow shares based on the volume of the actual business resulting from the assigned Quintiles customer backlog. Effective February 8, 2006, we amended the agreement with Quintiles. Under the terms of the amendment etrials issued 40,897 which had been previously escrowed, making a total of 139,048 shares issued.

We may, in the future, also acquire other companies that have software or services that we can cross-sell to our existing customers or that have customers to which we can sell our existing products and services. Examples of products and services we might acquire to sell to our existing customers include: safety database technology, adverse event reporting services and eSubmissions technology and services.

On August 10, 2005, MiniDoc AB and etrials Worldwide, Inc. entered into an exclusive license agreement granting exclusive rights from MiniDoc to us for the MiniDoc Diary Software and the intellectual property rights underlying the MiniDoc Diary Software. MiniDoc retained a right to make, use and sell the licensed intellectual property, without any right to transfer or sublicense it to others. etrials assumed all MiniDoc liability related to alleged past infringement of PHT Corporation’s U.S. Patent No. 6,095,985 and as a part of the confidential settlement agreement by and between etrials and PHT Corporation, etrials negotiated a release of any and all claims against MiniDoc related to such alleged infringement of PHT’s patent. See “Legal Proceedings” for a description of the settlement with PHT.

Research and Development. We have developed our software to take advantage of the power of the Internet. etrials continues to advance our products by enhancing the human interface of the modules. Our research and development efforts are focused on improving and enhancing our existing products and services as well as developing new products and services. We have also broadened our product offerings by entering into a Master Platform License and Services Agreement with SAS Institute, Inc. in June 2004. Under that agreement, etrials has a nonexclusive right to use SAS’ drug development software for internal development purposes to integrate it with the etrials eClinical platform application for a joint offering to mutual clients. etrials pays SAS annual license fees that include annual payments and per trial fees.

Research and development expenditures were approximately $1.5 and $1.3 million for the years ended December 31, 2005 and 2004, respectively.

Revenue Components

There are several components to our revenues. We charge a software usage fee for each technology and for every application of that technology for a clinical study. This fee can vary depending on the size of the trial, the complexity of the trial and the number of users accessing the system. This software usage typically averages about 20% of the total contract price, with the remaining 80% made up of hosting, training, support and other professional services as described above.

An increasing component of our revenues is from subscription and software application-hosting agreements, for which we receive annual fees in return for usage of etrials software applications. Our emphasis on the subscription and application-hosting business model began in late 2004. If this model is successful we expect that our clinical trial services revenue will decline as a percentage of revenues and our application-hosting revenues will increase as a percentage of revenues. We expect that our CRO subscription clients will take advantage of our technology transfer programs and begin to take over many of the services we have traditionally performed for clients. Our subscription and hosting agreements typically have a term of three years. One enhancement of this model includes a “technology transfer” component, in which the client receives the tools to design and deploy its own studies, while still utilizing the core eClinical applications from etrials. This allows the customer to perform many project management and technical services itself, while not undertaking the infrastructure build-out, hosting or software maintenance for the core applications.

We have targeted CROs as early adopters of our subscription and software application-hosting model and has entered into agreements with two large CROs — Quintiles and Omnicare. In these arrangements, we license to the CROs etrials’ technologies for use by the CROs in studies the CROs run for their clients, typically large and mid-tier pharmaceutical companies. Our agreements with CROs typically cover three year periods but can be terminated earlier without penalty each year on the anniversary date of the agreement.

This tiered software usage approach may enhance the predictability of revenue recognition as the market evolves from early adopters to mass adoption. In the per trial model, revenue is recognized over the life of a clinical trial, which in some cases can be in excess of 30 months. Delays due to FDA review or physician recruitment may further delay its recognizing revenue. etrials’ annual subscription-based model allows us to recognize revenue over a predictable 12-month period.

Business Segments and Geographic Information

We conduct our operations through offices in the United States and the United Kingdom (UK). Our international revenues represented approximately 16% and 20% of total revenues for the years ended December 31, 2005 and 2004, respectively. Revenues are recognized where the work is performed and not based upon the location of the client of the study.

See Note 12 to the Consolidated Financial Statements for information pertaining to our international operations. We historically have viewed our operations and managed our business as two operating segments, which have been aggregated for financial reporting purposes on accordance with SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information”.

For information regarding risks and dependencies associated with foreign operations, see “Management’s Discussion and Analysis or Plan of Operation”.

Customers

We have an established customer base of clients who are transitioning from paper processes to electronic clinical trials and, using licensed software and technical services from etrials. Additionally, we license software to numerous CROs. The United States Food and Drug Administration (“FDA”) has accepted trials using our eClinical software and these trials have resulted in successful regulatory approvals for clients.

We had three and four customers who comprised 47% and 69% of our revenues during the years ended December 31, 2005 and 2004, respectively.

Customers individually representing greater than 10% of our revenues are as follows:

	Percent of Revenues
	December 31,
	2005	2004
Genzyme Corporation	17.1	15.7

The Medicines Company	12.4	23.0

Pfizer, Inc.	17.8	18.1

Wyeth	*	12.2

Total	47.3	69.0

*	less than 10%

Although we enter into master agreements with each customer, the master contracts do not contain minimum revenue commitments. Services and revenues are covered by separately negotiated addendums called task orders.

Our customers are life science companies, including pharmaceutical, biotechnology and medical device concerns, as well as CROs. The needs and sales approaches are unique depending on the focus of each client; therefore, we have divided its sales efforts into three primary business units, each targeting a unique customer group. These customer groups are Clinical, CRO and Peri Approval.

The Clinical Business Marketing Group sells technology and related services to clients running Phase I to Phase III clinical trials. These clients may work in any therapeutic area (e.g., cardiology, oncology, etc.), and may be in large pharmaceutical companies, small biotechnology companies or medical device manufacturers. These clinical trials are highly regulated and require strict adherence to U.S and international guidelines. Sales for Phase I to Phase III clinical trials currently represent the largest share of our total revenue.

The CRO Business Marketing Group focuses on selling subscription and software application-hosting agreements to contract research organizations that use the technology in the work they do for pharmaceutical companies. Though CROs have been slow to abandon paper processes, etrials believes this is rapidly changing as the CROs clients are requiring them to apply the efficiencies of eClinical software to the outsourced studies they conduct.

The Peri Approval Business Marketing Group focuses on selling technology solutions to companies running marketing studies, surveys, safety surveillance studies and drug registries. This segment of drug research is growing rapidly, particularly as more attention is paid to the safety profile of drugs over long periods of time. Though many of these studies are regulated, those focused on marketing claims are often not held to the same strict standards as Phase I to III clinical trials.

Many of our customers utilize more than one technology from the eClinical Suite. We believe we have the opportunity to cross-sell new technologies, based on our experience with IVRS and CTMS acquisitions completed in 2004 and 2005. While every software opportunity is unique, the average sales cycle is approximately six months for new clients. The size of contracts, including software subscription and usage, hosting and professional technical services vary widely, but range from $50,000 for single, very small trials to multi-million dollar contracts for subscription agreements and very complex trials.

Competition

The market for eClinical technologies is disjointed, with many companies providing partial solutions for different parts of the drug development process, but few companies offer a broad platform of software applications. Our integrated eClinical platform brings together many of the information technologies needed to take a drug to market. The competition for the individual point solutions, as well as for the entire integrated platform, is strong, rapidly changing and subject to eventual shifts in market share.

During 2005, we viewed five companies as major competitors to our EDC software and services, four companies as major competitors to our ePRO patient diaries software and services, four companies as major competitors to our IVRS software and services and five companies as major competitors to our CTMS software and services. We believe being one of a few companies that offer a broad platform of software applications is a key competitive advantage for etrials.

We also compete with the accepted and staid paper processes that have long been used to collect data in clinical trials. Since more trials are currently conducted using paper processes then using web-based software processes, paper-based processes represent both competition and an opportunity to increase our business.

The level of competition has grown quickly in recent years and is expected to further increase in the future. Competition could result in etrials having to reduce prices and/or operating margins and loss of market share. Competitors vary in size and in the products and services they offer to the market, and may include CROs or drug companies that have developed their own internal solutions.

Our competitive advantage will depend on:

•	Our ability to maintain a technological edge through robust product development;

•	Gaining access to international markets through growing our sales force and support infrastructure;

•	Maintaining a level of outstanding customer service;

•	Proving a return on investment for those clients currently using paper; and

•	Performance, security, and reliability of the hosted software.

We believe that we compete favorably with other vendors on the basis of these factors. Some of our competitors and potential competitors have more market share, are more established, and have significantly greater resources. We cannot assure you that our current or prospective competitors will not offer or develop products or services that are superior to, or that achieve greater market acceptance than, our products and services.

Intellectual Property Rights

Our success depends, in part, upon our proprietary technology, processes, trade secrets, and other proprietary information, and our ability to protect this information from unauthorized disclosure and use. We rely on a combination of copyright, trade secret, and trademark laws, confidentiality procedures, contractual provisions and other similar measures to protect our proprietary information. We have licensed from MiniDoc AB rights to MiniDoc diary technology and issued patents.

We currently own no patents, but have filed an application to obtain patent protection for our automated methods and systems for changing a clinical study in progress. The etrials patent application is U.S. Patent application Serial Number 10/160,838, filed on May 31, 2002. This pending application claims a method for automatically changing a clinical study in progress and a system for implementing a change to a clinical study in progress. A first office action was issued on September 15, 2005. No response has yet been filed. Our software and business processes embody numerous trade secrets which we protect through various physical and technical security measures, as well as by agreement. Our software, related manuals and other written materials are subject to copyright protection. Our etrials mark serves to identify and distinguish our software and services in the market. The etrials mark is a registered trademark as of December 27, 2005.

Over the past several years, etrials has made numerous changes in our product names. We cannot have assurance that our strategy with respect to our trademark portfolio will be adequate to secure or protect and intellectual property. There can be no assurance that our means of protecting these proprietary rights will be adequate or that our competitors will not independently develop similar technology.

As part of our efforts to protect our proprietary information, we enter into license agreements with our customers and nondisclosure agreements with certain of our employees, consultants and corporate partners. These agreements generally contain restrictions on disclosure, use and transfer of our proprietary information.

The software and Internet industries are characterized by the existence of a large number of patents, trademarks and copyrights and by frequent litigation based on allegations of infringement or other violations of intellectual property rights. As the number of entrants into our market increases, the possibility of an intellectual property claim against it grows. Our technologies may not be able to withstand third-party claims or rights against their use. Any intellectual property claims, with or without merit, could be time-consuming and expensive to litigate or settle, and could divert management attention from executing etrials’ business plan. In addition, etrials’ agreements often require us to indemnify our partners for third-party intellectual property infringement claims, which would increase the cost to us of an adverse ruling in such a claim. An adverse determination could also prevent etrials from offering our services to others.

While we are not aware that our products, trademarks, copyrights, or other proprietary rights infringe the proprietary rights of third parties, third parties may assert infringement claims against us in the future with respect to current or future products. Further, etrials expects that we may become subject to infringement claims as the number of products and competitors in our industry segment grows and the functionality of products in different industry segments overlaps. From time to time, etrials hires employees and retains consultants who have worked for independent software vendors or other companies developing products similar to those offered by us. Such vendors or companies may claim that etrials’ products are based on their products and that etrials as misappropriated their intellectual property. Any such claims, with or without merit, could cause a significant diversion of management attention, result in costly and protracted litigation, cause product shipment delays or require etrials to enter into royalty or licensing agreements with third parties. Such royalty or licensing agreements, if required, may not be available on terms acceptable to etrials or at all, which would have a material adverse effect upon our business and financial position.

We have settled an infringement claim brought by a competitor. Our legal defense costs prior to settlement were substantial. On August 22, 2005, etrials and the plaintiff entered into a Settlement and License Agreement to settle the patent infringement action filed in the United States District Court for the District of Delaware. We agreed to pay the plaintiff $279,114 as a settlement of the lawsuit. This amount was paid in 2005. We also agreed to pay future royalties through the expiration of the last to expire plaintiff patent, for the license of the plaintiff patents based upon revenues from diary studies conducted by us in the United States and certain international studies.

We are aware of other infringement legal actions against companies in our industry involving patents with broad claims. From time to time, we have been contacted by companies seeking to license their patents to us. To date, however, except as disclosed above, we have not become a party to any such infringement legal action or paid any license fees to persons who have alleged possible infringement by our products. There can be no assurance, however, that future infringement claims will not result in litigation or settlements that result in us acquiring licenses from third parties.

Potential Liability and Insurance

We attempt to manage our risk of liability for personal injury or death to study subjects from administration of products under study through contractual indemnification provisions with clients and through insurance maintained by our clients and us. Contractual indemnification generally does not protect us against certain of our own actions, such as negligence. The terms and scope of such indemnification vary from client to client and from trial to trial. Although most of our clients are large, well-capitalized companies, the financial viability of these indemnification provisions cannot be assured.

Therefore, we bear the risk that the indemnifying party may not have the financial ability to fulfill its indemnification obligations to us. We maintain errors and omissions professional liability insurance in the amount of $2 million per claim. Our operating results could be materially and adversely affected if we were required to pay damages or incur defense costs in connection with a claim that is beyond the scope of an indemnity provision or beyond the scope or level of insurance coverage maintained by etrials or the client or where the indemnifying party does not fulfill its indemnification obligations to etrials.

Regulatory Matters

Our clinical trial software is subject to various regulatory requirements designed to ensure the quality and integrity of the data. Many regulatory authorities, including those in the European Union, or EU, require that study results and data submitted to such authorities be based on studies conducted in accordance with what are called Good Clinical Practice (“GCP”). These provisions represent global industry standards for conducting clinical research and development studies. Records for clinical studies must be maintained for specified periods for inspection by the FDA and other regulators. Significant non-compliance with GCP requirements can result in the disqualification of data collected during the clinical trial. We are also obligated to comply with regulations issued by national and supra-national regulators such as the FDA and the European Medicines Agency, or EMEA. By way of example, these regulations include the FDA’s regulations on electronic records and signatures (21 CFR Part 11), which set out requirements for data in electronic format regarding submissions made to the FDA, and the EMEA’s Note for Guidance “Good Clinical Practice for Trials on Medicinal Products in the European Community.” We write our standard operating procedures related to clinical studies in accordance with regulations and guidelines appropriate to the region where they will be used, thus helping to ensure compliance with GCP. Our commercial services are subject to detailed and comprehensive regulation in each geographic market in which we operate.

From time to time, one or more of our customers may be investigated by regulatory authorities or enforcement agencies with respect to regulatory compliance of clinical trials and programs. In these situations, etrials may provide services to our customers with respect to the trials and programs being investigated, if we are called upon to respond to requests for information by these authorities and agencies.

The Health Insurance Portability and Accountability Act of 1996, or HIPAA, requires the use of standard transactions, privacy and security standards and other administrative simplification provisions by covered entities, which includes many healthcare providers, health plans and healthcare clearinghouses. The U.S. Department of Health and Human Services (“HHS”) has promulgated regulations implementing standards in the United States on Standards for Privacy of Individually Identifiable Health Information to implement the privacy requirements for HIPAA. These regulations generally (1) impose standards for covered entities transmitting or maintaining protected data in an electronic, paper or oral form with respect to the rights of individuals who are the subject of protected health information; and (2) establish procedures for (a) the exercise of those individuals’ rights, (b) the uses and disclosure of protected health information by the covered entity, and (c) the methods permissible for de-identification of health information. etrials is not a “covered entity” under the HIPAA Standards for Privacy of Individually Identifiable Health Information (also known as the HIPAA Privacy Rule).

We receive identifiable health information from our clients and from their clients who are covered entities or who are employed by covered entities. In order for covered entities to disclose identifiable health information, there must be an applicable permission from the research participant or an exception under the HIPAA Privacy Rule. Based on our communications with our clients from whom we receive identifiable health information, we believe that we will continue to be able to obtain such information, consistent with requirements of the HIPAA Privacy Rule. However, if the covered entities do not understand the permissions for disclosure of information, it is possible that they could object to providing identifiable health information to etrials, which could have an adverse effect on our ability to receive such information in a manner that will not impact our business operations.

The impact of such legislation and regulations relating to identifiable health information in the United States cannot be predicted. Other countries have or are in the process of putting privacy laws into place affecting similar areas of our business. For instance, the EU Directive applies standards for the protection of all personal data, not just health information, in the EU and requires the EU member states to enact national laws implementing the Directive. Such legislation or regulations could materially affect our business.

Employees

As of December 31, 2005, we had approximately 106 full-time and part-time employees. No employees are known to be represented by a collective bargaining agreement and we have never experienced a strike or similar work stoppage. We consider our relations with our employees to be good.

Risk Factors

You should carefully consider the following risk factors, together with all of the other information included in this Report.

We have organized these factors into the following categories below.

•	our financial condition

•	our products and operations

•	our market, customers and partners

•	our officers, directors and employees

•	regulatory matters that affect our business

•	our securities

I. Risks associated with our financial condition.

(1) We have recurring losses from operations since inception and may never achieve and maintain profitability.

From January 1, 2000 through December 31, 2005, we incurred aggregate net losses of approximately $18.8 million, including a net loss of approximately $1.3 million for the year ended December 31, 2005. There is no assurance that we will ever be able to achieve and maintain profitability.

(2) We may require additional financing to fund our planned acquisitions. If financing is not available, we may not be able to grow as we plan.

At December 31, 2005, we had cash and cash equivalents totaling approximately $1.7 million and tangible assets of approximately $6.8 million. As a result of the merger with CEA, we received approximately $20.5 million of net proceeds on February 9, 2006. We intend to use our capital to fund acquisitions of other companies and other technologies. However, in the future, we may be required to seek additional financing to fund potential acquisition opportunities. We cannot assure you that such funding will be available. If sufficient capital is not raised, our ability to grow through acquisitions or otherwise respond to competitive pressures would be significantly limited.

(3) If we are able to raise capital, but not on favorable terms, existing stockholders may suffer dilution of their ownership interests or otherwise lose value in their securities.

If we raise additional funds through the issuance of equity securities or debt convertible into equity securities, the percentage of stock ownership by existing stockholders would be reduced. In addition, such securities could have rights, preferences and privileges senior to those of our stockholders, which could substantially decrease the value of our securities owned by them.

(4) We depend on nonrecurring revenue streams and if we experience significant fluctuations in operating results and rate of growth and fail to balance expenses with revenue and earnings expectations, our revenue and margins may decrease and our stock price may fall.

Due to our evolving business model and the unpredictability of the emerging industry, we may not be able to accurately forecast our rate of growth. We had no significant recurring revenue in years 2004 and 2005. We have historically depended on nonrecurring revenue derived from payments received for providing services for specific customer projects, which is recognized as work is performed on a monthly basis over the term of the contracts for the projects. As a result, our operating results may fluctuate significantly on a quarterly basis. The volume of services required by customers depends in part upon the progress and results of clinical trials the customer is conducting during the quarter, which is outside our control. Accordingly, etrials believes that period-to-period comparisons of its operating results may not be meaningful, and you should not rely upon them as an indication of our future performance. Since future revenues are unpredictable, we may not be able to adjust our spending quickly enough if our revenue falls short of expectations. This would substantially decrease our revenue, margins and our stock price.

(5) Because we will recognize revenue over the terms of our agreements, downturns or upturns in sales may not be immediately reflected in operating results.

We will generally recognize revenue over the terms of our agreements under the proportional performance method. As a result, much of the revenue we will report in each quarter is deferred revenue from agreements entered into during previous quarters. For example, the sales cycle for some of our software solutions frequently takes in excess of nine months from initial customer contact to contract execution. In addition, while we will begin recognizing revenue upon the commencement of work after execution of agreements for software term licenses and related services, it may be difficult to rapidly increase revenue through additional new contract awards in any period, as license revenue and, when applicable, related services revenue, from new customers is recognized as work is performed over the applicable license term, typically several months to several years. As a result, we may not recognize significant revenues, if any, from some customers despite incurring considerable sales expenses related to new contract awards. Further, a decline in new or renewed agreements in any one quarter will not necessarily be fully reflected in a decline in the revenue in that quarter, but it may negatively affect our revenue in future quarters. Accordingly, the effect of significant downturns in transactions may not be fully reflected in results of operations until future periods. Our reliance on deferred revenue makes it difficult for us to rapidly increase our revenue through additional new contract awards in any period, as revenue from new partners must be recognized over the applicable agreement term.

II. Risks associated with our software application and services

(6) We may not successfully develop or introduce new software applications or enhancements to existing software applications, which could result in lost business.

Our future financial performance and revenue growth will depend, in part, upon the successful development, introduction, and customer acceptance of new software applications or new versions of existing software applications. Our business could be harmed if we fail to deliver enhancements desired by customers or to keep pace with changes in hardware and software platforms, database technology, and electronic commerce technical standards. From time to time, we have experienced delays in the planned release dates of software and upgrades and new product versions or upgrades may not be released according to schedule. This could result in adverse publicity, loss of sales, delay in market acceptance of services and software applications, or customer claims against us, any of which could harm our business. We also continually seek to develop new offerings. However, we are subject to all of the risks inherent in software development, including unanticipated technical or other development problems, which could result in material delays in product introduction and acceptance or significantly increased costs. There can be no assurance that we will be able to successfully develop new services or software applications, or to introduce in a timely manner and gain acceptance of such new services or software applications in the marketplace.

(7) Defects in our software application-hosting service could diminish demand for our service and subject us to substantial liability, damage our reputation, or substantially decrease our revenue or margins or increase our expenses.

Because our software application-hosting service is complex, it may have errors or defects that users identify after they begin using it, which could harm our reputation and business. Internet-based software frequently contain undetected errors when first introduced or when new versions or enhancements are released. We have from time to time found defects in our software and new errors in our existing service may be detected in the future. Since customers use our software and service for important aspects of their business, any errors, defects or other performance problems with our service could hurt our reputation and may damage our customers’ businesses. If that occurs, customers could elect not to renew, or delay or withhold payment, we could lose future sales or customers may make warranty claims against us, which could result in an increase in our provision for doubtful accounts, an increase in collection cycles for accounts receivable or the expense and risk of litigation.

(8) The success of our business depends on the continued growth and acceptance of the internet as a business tool. If these positive trends do not continue to develop, we may fail to grow our revenue. The market for our technology delivery model and internet-based application software for clinical trials is immature and volatile, and if it does not develop or develops more slowly than we expect, we may fail to grow our revenue.

Increasing revenues depends on the continued growth and acceptance of the Internet as a communications and commerce platform for enterprises. The Internet could lose its viability as a business tool due to delays in the development or adoption of new standards and protocols to handle increased demands of Internet activity, security, reliability, cost, ease-of-use, accessibility and quality-of-service. The performance of the Internet and its acceptance as a business tool has been harmed by “viruses,” “worms” and similar malicious programs, and the Internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure. If for any reason the Internet does not remain a widespread communications medium and commercial platform, the demand for our services would be significantly reduced, which would significantly reduce revenue.

Our efforts to establish a standardized electronic data capture (EDC) process for collection and management of clinical research data represent a significant departure from the traditional clinical research practices of clinical trial sponsors. The long-term viability of our business remains unproven. Our strategy may not gain acceptance among sponsors of clinical research, research sites or investigators. If our business strategies fail, we will fail to achieve our business plan and you may lose all or part of your investment. Many businesses have invested substantial personnel and financial resources to conduct clinical trials and therefore may be reluctant or unwilling to migrate to on-demand application services. Furthermore, some potential customers may be reluctant or unwilling to use Internet-based application services, because they have concerns regarding the risks associated with security capabilities, among other things, of the technology delivery model associated with these services. If businesses do not perceive the benefits of Internet-based application services, then the market for these services may not develop at all, or it may develop more slowly than we expect, either of which would significantly adversely affect operating results. In addition, because this is an unproven market, we have limited insight into trends that may develop and affect our business.

(9) If we acquire companies, software applications, or technologies, we may face risks associated with those acquisitions. These risks include, but are not limited to, difficulty of integrating, dilution of stockholder value and disruption of business, which could substantially decrease our revenue or margins or increase our expenses.

In the future, we plan to acquire products or technologies from other companies. We may not realize the anticipated benefits of our future acquisitions or investments to the extent that we anticipate, or at all. If any acquisition or investment is not perceived as improving earnings per share, our stock price may decline. In addition, we may incur non-cash amortization charges from acquisitions, which could harm operating results. Any completed acquisitions would also require significant integration efforts, diverting attention from existing business operations and strategy. We have made only small acquisitions to date, so our ability as an organization to make acquisitions or investments is unproven. Acquisitions and investments involve numerous risks, including:

•	difficulties in integrating operations, technologies, services and personnel;

•	diversion of financial and managerial resources from existing operations;

•	risk of entering new markets;

•	potential write-offs of acquired assets;

•	potential loss of key employees;

•	inability to generate sufficient revenue to offset acquisition or investment costs;

•	delays in customer purchases due to uncertainty;

•	risk of operating and integrating geographically remote offices;

•	risk of losing customers of the acquired companies due to actual or perceived changes in operations and customer interfaces; and

•
risks of implementing and monitoring compliance with corporate governance and public company reporting requirements and the ability of management to manage and timely and accurately consolidate the results of operations.

In addition, if we finance acquisitions by issuing convertible debt or equity securities, existing stockholders may be diluted which could affect the market price of our stock. As a result, if we fail to properly evaluate and execute acquisitions or investments, our revenue or margins may substantially decrease or our expenses may increase.

(10) We rely on third-party hardware and software that may be difficult to replace or which could cause errors or failures in service. Such events may harm our relationship with customers.

We rely on hardware purchased or leased and software licensed from third parties in order to offer our service. We use commercially available software from vendors like Oracle, SAS and Business Objects. In addition, our products include numerous third party licensed components. These software and hardware systems, as well as any third party embedded components, will need periodic upgrades in the future as part of normal operation of business, which will be an added expense.

The hardware and software we use, including third party embedded components, may not continue to be available on commercially reasonable terms, or at all, or upgrades may not be available when we need them. Certain of the databases and libraries included in our products could not easily be replaced and any change in these components would require additional development efforts on our part. We are not currently aware of any problems, but any loss of the right to use any of this hardware or software could result in delays in providing our services until we develop equivalent technology or, if already available, is identified, obtained and integrated. Any errors or defects in, or unavailability of, third-party hardware or software could result in errors or a failure of our service, which could harm our relationships with customers.

(11) Security and other concerns may discourage use of our internet based software, which could significantly reduce revenues.

Our service involves the storage and transmission of customers’ proprietary information, and security breaches could expose us to a risk of loss of this information, litigation and possible liability. If our security measures are breached as a result of third-party action, employee error, malfeasance or otherwise, and, as a result, someone obtains unauthorized access to one of our customers’ data, our reputation will be damaged, our business may suffer and we could incur significant liability. Because techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not recognized until launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. If an actual or perceived breach of our security occurs, the market perception of the effectiveness of our security measures could be harmed and we could lose sales and customers. If customers determine that our service offerings do not provide adequate security for the dissemination of information over the Internet or corporate extranets, or are otherwise inadequate for Internet or extranet use, we will lose business and suffer significant declines in revenue.

III. Risks associated with our market, customers and partners

(12) We have several large clients from whom we derive substantial revenue and therefore the loss of even a few of our clients could significantly reduce our revenues.

We currently derive and expect to continue to derive a significant portion of our revenues from a limited number of clients. We have three clients that accounted for approximately 47% of our revenue for the year ended December 31, 2005. If we lose one of these clients or other significant clients and do not replace them with new clients, our revenues will decrease and may not be sufficient to cover our costs.

(13) Price controls on what our clients charge may cause our clients to decrease their purchases of information technology, including our software and services, and they may pressure us to decrease the prices we charge our customers.

The prices our clients charge for their products are subject to price controls in many countries and there is increasing pressure for greater price controls in the United States. Controls on what our clients charge may cause our clients to decrease their purchases of information technology, including our software and services. This could substantially decrease the size of our market and impact our ability to sell products and services or force us to reduce our profit margins.

(14) If clinical trial sponsors and customers do not shift from their existing paper-based methods of collecting and managing clinical trial data to an electronic system, we may not achieve the market penetration necessary to grow the business at expected levels.

Our efforts to establish a standardized, electronic process to collect, manage and analyze clinical trial and cardiac safety data are a significant departure from the traditional clinical research process. We estimate that the majority of clinical trials today use manual, paper-based data entry, management and analysis tools. Each clinical trial can involve a multitude of participants, including the sponsor, a contract research organization (“CRO”), regional site managers, investigators and patients. With so many participants involved in a clinical trial, it may be difficult to convince a sponsor or CRO to accept new methods of conducting a clinical trial. We may not be successful in persuading these participants to change the manner in which they have traditionally operated and to accept our products and services. If participants conducting clinical trials are unwilling to adopt our technology solutions and new ways of conducting business, our revenues may not be sufficient to sustain our operations.

(15) We depend entirely on the clinical trial market and a downturn in this market could cause our revenues to decrease.

Our business depends entirely on the clinical trials that pharmaceutical, biotechnology and medical device companies conduct. Our revenues will decline if there is less competition in the pharmaceutical, biotechnology or medical device industries, which would result in fewer products under development and decreased pressure to accelerate a product approval. Our revenues will also decline if the FDA or similar agencies in foreign countries loosen their requirements, thereby decreasing the complexity of conducting clinical trials. Any other developments that adversely affect the pharmaceutical, biotechnology or medical device industries generally, including product liability claims, new technologies or products or general business conditions, could also decrease the volume of our business.

(16) We may lose revenue if our clients experience delays in clinical trials or if we lose contracts. Consequently, contracts we have signed may not result in our collecting or recognizing the amount of revenue stated in the contracts.

Although our contracts provide that we are contractually entitled to receive fees for services provided through the date of termination, customers generally are free to delay or terminate a clinical trial or their contract related to the trial at any time. The length of a typical clinical trial contract varies from several months to several years. Clinical trial sponsors may delay or terminate clinical trials for several reasons, including:

•	unexpected results or adverse patient reactions to a potential product;

•	inadequate patient enrollment or investigator recruitment;

•	manufacturing problems resulting in shortages of a potential product; or

•	decisions by the sponsor to de-emphasize or terminate a particular trial or drug.

We may lose revenues if a clinical trial sponsor decides to delay or terminate a trial in which we participate. Consequently, contracts etrials has signed may not result in it collecting or recognizing the amount of revenue stated in the contracts. We have experienced terminations and delays of our customer service contracts in the past and expect to experience additional terminations and delays in the future.

(17) We face significant competition, which could cause us to lose business or have lower margins.

The market for our solutions is intensely competitive and rapidly changing. The direct competition we face depends on the market segment focus and delivery model capabilities of our competitors. We also at times have to overcome customer reluctance to move away from existing paper-based systems. We have two primary categories of competitors: companies that are large clinical research organizations that provide data collection and other services to pharmaceutical and biotechnology companies and smaller applications software companies that license software to perform these functions. Many of our competitors have longer operating histories, greater financial, technical, marketing, and other resources, greater name recognition, and a larger total number of customers for their products and services than we do. These competitors may also be able to respond more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, promotion, and sale of their products, than we may be able to do. In addition, we anticipate new competitors will enter the market in the future. Increased competition may result in price reductions, reduced operating margins, and change in market share and could have a material adverse effect on our business, financial condition, and results of operations. New product announcements by competitors may make it difficult to sell our products even before the competitor releases the product.

(18) We currently depend on services revenues which we expect will decline as a percentage of total revenues in the future as we shift our business to software application-hosting services; our future growth is substantially dependent on customer demand for our software application-hosting services. Failure to increase this revenue would naturally harm our business.

Revenues from services represented approximately 71.1% and 69.9% of our total revenue for the years ended December 31, 2005 and 2004, respectively. We anticipate that services revenues will continue to represent a significant percentage of our total revenues. However, we plan to emphasize subscription licenses from Internet-based software products for our future financial performance and revenue growth and we expect our services revenue will decline over time as a result. Accordingly, we have invested significantly in infrastructure, operations, and strategic relationships to support our software application-hosting business. Our software application-hosting will need to grow rapidly in order for us to achieve and maintain profitability.

(19) There are risks associated with international operations, which we expect will become a bigger part of our business in the future.

Revenues from international operations were approximately 15.6% and 20.2% for the years ended December 31, 2005 and 2004, respectively, but we plan to conduct greater international operations in the future as companies move more of their clinical trial operations off-shore. These international operations are subject to a number of difficulties and special costs, including: government regulations; trade restrictions; costs of customizing software products for foreign countries; laws and business practices favoring local competitors; uncertain regulation of electronic commerce; compliance with multiple, conflicting, and changing governmental laws and regulations; longer sales cycles; greater difficulty in collecting accounts receivable; import and export restrictions and tariffs; potentially weaker protection for etrials’ intellectual property than in the United States, and practical difficulties in enforcing such rights abroad; difficulties staffing and managing foreign operations; multiple conflicting tax laws and regulations; and political and economic instability.

Our international operations will also face foreign currency-related risks. To date, most of our revenues have been denominated in United States dollars, but we believe that an increasing portion of our revenues will be denominated in foreign currencies. We must also customize our services and software applications for international markets. This process is much more complex than merely translating languages. Any variation in laws or practices from one country to another may substantially decrease the value of our software applications in that country, unless we identify the important differences and customize our software applications to address the differences. The agreements that we sign with clients outside the United States may be governed by the laws of the countries where we provide our software applications and services. We may also need to resolve any disputes under these agreements in the courts or other dispute resolution forums in those countries. Our international operations also increase exposure to international laws and regulations, which are often complex.

IV. Risks associated with our officers, directors and employees

(20) Any failure to adequately expand our direct sales force or to compensate sales personnel in appropriate ways will result in our being understaffed and this will reduce our sales and revenues.

We expect to be substantially dependent on our direct sales force to obtain new customers. We believe that there is significant competition for direct sales personnel with advanced sales skills and technical knowledge. Our ability to achieve significant growth in revenue in the future will depend, in large part, on our success in recruiting, training and retaining sufficient direct sales personnel. New hires require significant training and may, in some cases, take more than a year before they achieve full productivity. Our existing personnel and planned hires may not become as productive as we would like, and we may be unable to hire sufficient numbers of qualified individuals in the future in the markets where we do business. We also will have to develop compensation packages that properly incentivize successful sales, including both selling to new customers and increasing sales to existing customers. If we are unable to hire and develop sufficient numbers of productive sales personnel, or develop compensation packages that properly incentivize successful sales, then we will not be able to maintain an adequate sales force and the sales of our services will suffer.

(21) Because competition for our target employees is intense, we may not be able to attract and retain the highly skilled employees we need to support our planned growth. If this occurs, we may not be able to increase our sales or provide services to our customers.

To execute our growth plan, we must attract and retain highly qualified personnel. Competition for these personnel is intense, especially for engineers with high levels of experience in designing and developing software and Internet-related services and senior sales executives, as well as people with clinical trial and related health care industry experience.

Personnel with experience in both software and health care industries are in high demand by other employers. We may not be successful in attracting and retaining qualified personnel. We have from time to time in the past experienced, and expect to continue to experience in the future, difficulty in hiring and retaining highly skilled employees with appropriate qualifications. Many of the companies with which we compete for experienced personnel have greater resources than we have. In addition, in making employment decisions, particularly in the Internet and high-technology industries, job candidates often consider the value of the stock options they are to receive in connection with their employment. Significant volatility in the price of our stock may, therefore, adversely affect our ability to attract or retain key employees. Furthermore, the recent changes in policies regarding the accounting for stock options may discourage us from granting the size or type of stock options awards that job candidates require to join the company. If this occurs, we may not able to increase our sales or provide services to our customer.

(22) As we transition to software subscription agreements and technology transfer agreements, our personnel will have to learn new skills or we may need to replace our personnel.

Our initial business model was originally oriented to provide services with the assistance of software. Some of our current personnel were trained in that service-oriented industry, either by us or by clinical research organizations or pharmaceutical companies, including both sales and customer service personnel. With our current focus on selling technology transfer services and software subscription agreements to customers, we expect that each year more of our business will be software-oriented, training and consulting services and less dependent on clinical trial services. This may require us to either retrain existing personnel or replace existing personnel with employees with software industry experience. If we are not successful in this transition, we may fail to grow our revenue.

(23) Our executive management team is critical to the execution of our business plan and the loss of their services could severely impact our ability to maintain and grow our business.

Our success depends significantly on the continued services of our management personnel, including John Cline, our Chief Executive Officer, James Clark, our Chief Financial Officer, and Michael Harte, our Vice President of Strategic Accounts. Losing any one of our officers could seriously harm our business. Competition for executives is intense. If we have to replace any of our officers, we would not be able to replace the significant amount of knowledge that they have about our operations. We do not maintain key man insurance policies on anyone.

V. Regulatory matters that affect our business

(24) Extensive governmental regulation of the clinical trial process could require costly modifications to our products, adversely affect prospective clients’ willingness to use our software products and services and could increase competition and reduce our market share.

We may incur increased expenses or suffer a reduction in revenues, if our software products and services do not comply with applicable government regulations or if regulations allow more competition in the market place. The FDA has published regulations and guidelines addressing a broad range of matters relating to the use of computerized systems to collect, manage and analyze data from clinical trials. Moreover, electronic data entry, management and analysis of medical information pertaining to subjects in clinical trials will be subject to state and federal government regulations that are not yet finalized. Conforming our products and services to these guidelines or to future changes in regulation could substantially increase our expenses. In the United States and in foreign countries, regulatory authorities have also established other standards for conducting clinical trials leading to the approval of new products with which we must comply. We are either directly or indirectly subject to, or affected by, these regulations, because our software products and services assist sponsors and CROs in conducting trials and preparing new drug or device applications. If a regulatory authority concludes that trials were not conducted in accordance with established requirements, it may take a variety of enforcement actions depending upon the nature of the violation and the applicable country. In the United States, these measures may range from issuing a warning letter or seeking injunctive relief or civil penalties to recommending criminal prosecution, which could result in a prohibition of our continued participation in clinical trials.

(25) Changes in government regulations relating to the health care industry could have a material adverse effect on the demand for our services, which could substantially reduce our revenue.

Demand for our services is largely a function of the regulatory requirements associated with the approval of a New Drug Application by the FDA. These requirements are more stringent and thus more burdensome than those imposed by many other developed countries. In recent years, efforts have been made to streamline the drug approval process and coordinate U.S. standards with those of other developed countries. Changes in the level of regulation, including a relaxation in regulatory requirements or the introduction of simplified drug approval procedures could reduce the demand for our services. Several competing proposals to reform the system of health care delivery in the United States have been considered by Congress from time to time. To date, none of these proposals have been adopted.

The FDA’s guidelines and rules related to the use of computerized systems in clinical trials are still in the early stages of development. Our products and services may not continue to comply with these guidelines and rules as they develop, and corresponding changes to its products and services may be required. Any release of FDA guidance that is significantly inconsistent with the design of our products and services may cause us to incur substantial costs to remain in compliance with FDA guidance and regulations. We cannot assure you that our products and service offerings will comply with applicable regulations and regulatory guidelines as they develop. If our products or services fail to comply with any applicable government regulations or guidelines, we could incur significant liability or be forced to cease offering applicable products or services.

(26) Current trends are that our customers have higher risks of product liability and similar claims related to how they conduct clinical trails and analyze information from clinical trials both before and after drugs are sold in the market. This could result in product liability claims relating to our software applications or services.

Current trends are that our customers have higher risk of product liability and similar claims related to how they conduct clinical trials and analyze information from clinical trials both before and after drugs are sold in the market. Any failure or errors in a customer’s clinical trial or adverse event reporting obligations caused or allegedly caused by our software applications or services could result in a claim for substantial damages against us by our customers or the clinical trial participants, regardless of our responsibility for the failure. Although our contracts with customers generally provide that we are entitled to indemnification against claims brought against us by third parties arising out of our customers’ use of our software applications, we might find ourselves entangled in lawsuits that, even if unsuccessful, divert our resources and energy and adversely affect our business. Further, in the event we seek indemnification from a customer, we cannot assure you that a court will enforce our indemnification right or that the customer will be able to fund any amounts for indemnification owed to us. We maintain $7 million of insurance policies to cover claims that may be brought against us. This coverage may not be adequate. We also cannot assure you that our existing insurance coverage will continue to be available on reasonable terms or will be available in amounts sufficient to cover one or more large claims, or that the insurer will not disclaim coverage as to any future claim.

(27) Privacy concerns and laws or other domestic or foreign regulations may reduce the effectiveness of our services and products. If this occurs, our revenue may be substantially reduced.

Our customers can use our service to store contact and other personal or identifying information regarding their customers, contacts and clinical trial participants. Federal, state and foreign government bodies and agencies, however, have adopted or are considering adopting laws and regulations regarding the collection, use and disclosure of personal information obtained from consumers and individuals. The costs of compliance with, and other burdens imposed by, such laws and regulations that are applicable to the businesses of our customers may limit the use and adoption of our service and reduce overall demand for it. Furthermore, privacy concerns may cause our customers’ customers to resist providing the personal data necessary to allow our customers to use our service effectively. Even the perception of privacy concerns, whether or not valid, may inhibit market adoption of our services.

The European Union has also adopted a data privacy directive that requires member states to impose restrictions on the collection and use of personal data that, in some respects, are far more stringent, and impose more significant burdens on subject businesses, than current privacy standards in the United States. All of these domestic and international legislative and regulatory initiatives may adversely affect our customers’ ability to collect and/or use demographic and personal information from their customers, which could reduce demand for our service.

In addition to government activity, privacy advocacy groups and the technology and other industries are considering various new, additional or different self-regulatory standards that may place additional burdens on us. If the gathering of personal information were to be curtailed in this manner, certain of our services and products would be less effective, which may reduce demand for them. If this occurs, our revenue may be substantially reduced.

(28) Evolving regulation of the Internet may either reduce our revenue or increase our expenses.

As Internet commerce continues to evolve, increasing regulation by federal, state or foreign agencies becomes more likely. For example, we believe increased regulation is likely in the area of data privacy, and laws and regulations applying to the solicitation, collection, processing or use of personal or consumer information could affect our customers’ ability to use and share data, potentially reducing demand for our services and restricting our ability to store, process and share data with our customers. In addition, taxation of services provided over the Internet or other charges imposed by government agencies or by private organizations for accessing the Internet may also be imposed. Any regulation imposing greater fees for Internet use or restricting information exchange over the Internet could result in a decline in the use of the Internet and the viability of Internet-based services, which could either reduce our revenue or increase our expenses.

(29) Our ability to protect our intellectual property is limited. We have been sued for patent infringement and our products may be subject to other infringement claims by third parties.

We do not own any issued patents, and we have only one patent application pending. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary, and third parties may attempt to develop similar technology independently. Policing unauthorized use of our products is difficult, particularly because the global nature of the Internet makes it difficult to control the ultimate destination or security of software or other data transmitted. In addition, the laws of some foreign countries do not protect our proprietary rights to as great an extent as do the laws of the United States, and we expect that it will become more difficult to monitor use of our products as we increase our international presence. The software and Internet industries are characterized by the existence of a large number of patents, trademarks and copyrights and by frequent litigation based on allegations of infringement or other violations of intellectual property rights. During 2004, we were sued for patent infringement (which suit we ultimately settled). See “Business Intellectual Property Rights” for a description of the patent infringement litigation settlement. We are aware of other infringement legal actions against companies in our industry involving patents with broad claims. From time to time, we have been contacted by companies seeking to license their patents to us. To date, however, except as disclosed above, we have not become a party to any such infringement legal action or paid any license fees to persons who have alleged possible infringement by our products. There can be no assurance, however, that future infringement claims will not result in litigation or settlements that result in us acquiring licenses from third parties. Our technologies may not be able to withstand any third-party claims or rights against their use. Any intellectual property claims, with or without merit, could be time-consuming and expensive to litigate or settle, and could divert management attention from executing our business plan. In addition, our agreements often require us to indemnify our partners and customers for third-party intellectual property infringement claims, which would increase the cost of an adverse ruling in such a claim.

VI. Risks Related to Our Securities

(30) On February 9, 2006, we issued a substantial number of shares of common stock and warrants in the merger, all of which were registered. The common stock is subject to sale restrictions. The warrants are freely saleable immediately as is the common stock issued if any of the warrants are exercised. These additional shares and warrants issued may cause a decline in the market price of our common stock and warrants.

In the merger that occurred on February 9, 2006 we issued 7,446,360 shares of common stock and warrants to purchase 4,250,000 shares of common stock to the pre-merger shareholders of etrials. These shares and warrants were registered for resale. The common stock is subject to a 180-day restriction on the sale of shares of common stock issued, except for a portion of the common shares that will be held by insiders and are subject to a lock-up agreement. This lock-up agreement, which was executed by persons who were issued in the aggregate approximately 4.9 million shares of common stock in the merger provides that they may not sell or otherwise transfer any of the shares of common stock which they receive in the merger (but not any shares issued on exercise of our warrants issued in the merger) until February 19, 2007, subject to certain releases before then. As a result, the numbers of shares available for sale increased immediately upon consummation of the merger and will increase again as shares under the lock-up agreement are released. Increases in the number of freely tradable shares may adversely impact the market price of our stock.

(31) Our outstanding warrants and options may be exercised in the future, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders. This might substantially decrease the market price of the common stock.

We have outstanding redeemable warrants to purchase an aggregate of 12,350,000 shares of common stock. There are also outstanding stock options to purchase approximately 1.8 million shares of our common stock. To the extent they are exercised, additional shares of our common stock will be issued that will be eligible for resale in the public market, which will result in dilution to our stockholders. Sales of substantial numbers of such shares in the public market could adversely affect the market price of such shares.

(32)	Voting control by our executive officers, directors and other affiliates may limit your ability to influence the outcome of director elections and other matters requiring stockholder approval.

In connection with the merger, the stockholders who own approximately 46% of our voting stock executed a voting agreement in which they agreed to vote for each others designees to our board of directors through director elections in 2007. Accordingly, they will be able to control the election of directors and, therefore our policies and direction during the term of the voting agreement. This concentration of ownership and voting agreement could have the effect of delaying or preventing a change in our control or discouraging a potential acquirer from attempting to obtain control of us, which in turn could have a material adverse effect on the market price of our securities or prevent our stockholders from realizing a premium over the market price for their shares of common stock.

(33)	Our securities began being quoted for trading on the NASDAQ National Market in February 2006, but there is no assurance we will continue to meet NASDAQ listing requirements.

Our securities began trading on NASDAQ’s National Market on February 10, 2006 (“NASDAQ”) which has qualitative and quantitative listing criteria that we believe we currently meet. These criteria include operating results, net assets, corporate governance, minimum trading price and minimums for public float, which is the amount of stock not held by affiliates of the issuer.

To remain eligible to have our securities quoted on NASDAQ, we must file reports with the Securities and Exchange Commission pursuant to the Securities Act of 1933 and we must remain current in our periodical reporting obligations. If for any reason, our securities are not eligible for continued quotation on the NASDAQ, purchasers of our securities may have difficulty selling their securities should they desire to do so.

FORWARD-LOOKING STATEMENTS

We believe that some of the information in this document constitutes forward-looking statements within the definition of the Private Securities Litigation Reform Act of 1995. Our actual results could differ materially from those discussed in the forward-looking statements.  Factors that could cause or contribute to these differences include those discussed in this Report, particuarly in “Risk Factors.”  You can identify these statements by forward-looking words such as “may,” “expect,” “anticipate,” “contemplate,” “believe,” “estimate,” “intends,” and “continue” or similar words. You should read statements that contain these words carefully because they:

•	discuss future expectations;

•	contain projections of future results of operations or financial condition; or

•	state other “forward-looking” information.

We believe it is important to communicate our expectations to our stockholders. However, there may be events in the future that we are not able to predict accurately or over which we have no control. The risk factors and cautionary language discussed in this Report provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described by us in our forward-looking statements:

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this Report.

All forward-looking statements included herein attributable to any of us, or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, we undertake no obligations to update these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

DESCRIPTION OF PROPERTY (Information required by Item 2 of Form 10-KSB)

Our corporate headquarters is located at 4000 Aerial Center Executive Park, Morrisville, North Carolina, and consists of a single building with approximately 25,000 square feet. The lease for these premises terminates on March 31, 2013. See Note 8 of Notes to Financial Statements of etrials for information about lease payments.

We rent approximately 2,200 square feet of space in Ithaca, New York. This rental agreement terminated on December 31, 2005. We have renewed this lease on a month-to-month basis. We are the assignee of a lease for approximately 10,950 square feet of property located at 735 Guilat Avenue Sittingbourne Research Centre Sittingbourne Kent, England. This lease terminates in 2011.

LEGAL PROCEEDINGS (Information required by Item 3 of Form 10-KSB)

None.

SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS (Information required by Item 4 of Form 10-KSB)

A special meeting of the stockholders of CEA Acquisition Corp. was held on February 9, 2006.

At that meeting, the stockholders approved:

(i)
an amendment to the Certificate of Incorporation of CEA to change the name of CEA from CEA Acquisition Corporation to etrials Worldwide, Inc., for which voting at the meeting was as follows: 4,777,291 votes cast FOR; 119,970 votes cast against or withheld; 2,739 shares abstaining;

(ii)
an amendment to the Certificate of Incorporation of CEA to increase the number of authorized shares of CEA common stock from 20,000,000 to 50,000,000, for which voting at the meeting was as follows: 4,746,616 votes cast FOR; 2,146,645 votes cast against or withheld; 6,739 shares abstaining;

(iii)
an amendment to the Certificate of Incorporation of CEA to remove the preamble and Sections A through D, inclusive, of Article Sixth from the Certificate of Incorporation from and after the closing of the merger, and to designate Section E of Article Sixth as Article Sixth, for which voting at the meeting was as follows: 3,043,730 votes cast FOR; 1,798,295 votes cast against or withheld; 27,975 shares abstaining;

(iv)
the CEA’s 2005 Performance Equity Plan, which reserves a total of 2,100,000 shares of common stock for issuance in accordance with the plan’s terms, for which voting at the meeting was as follows: 2,957,970 votes cast FOR; 1,913,370 votes cast against or withheld; 28,660 shares abstaining; and,

(v)
a merger with etrials Worldwide, Inc., a Delaware corporation (“etrials”), in which etrials became a wholly owned subsidiary of the CEA, pursuant to the Agreement and Plan of Merger dated August 22, 2005, as amended, (“Merger Agreement”) among CEA, etrials Acquisition, Inc., a Delaware corporation (“Merger Sub”) and wholly owned subsidiary of CEA, etrials and certain stockholders of etrials, for which voting at the meeting was as follows: 3,068,708 votes cast FOR; 1,828,292 votes cast against or withheld; 3,000 shares abstaining.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS (Information required by Item 5 of Form 10-KSB)

Market Information

On February 10, 2006, our units, common stock and warrants began to be traded on the NASDAQ National Market under the symbols ETWCU, ETWC and ETWCW, respectively. Prior to February 10, 2006, the units, common stock and warrants of CEA traded on the Over-the-Counter Bulletin Board under the symbols CEACU, CEAC and CEACW, respectively. The following table sets forth the range of high and low closing bid prices for the units, common stock and warrants for the periods indicated since the units commenced public trading on February 13, 2004 and since the common stock and warrants commenced public trading on February 26, 2004. The over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily reflect actual transactions.

	Units		Common Stock		Warrants
	High	Low	High	Low	High	Low

2006:
First Quarter (Feb. 10 - Mar. 15 )	9.16	7.85	6.15	5.40	1.50	1.08
First Quarter (prior to Feb. 10)	9.07	7.50	6.17	5.41	1.60	.94

2005:
Fourth Quarter	7.65	6.65	5.57	5.20	1.09	0.70
Third Quarter	8.80	6.50	5.95	5.30	1.55	0.58
Second Quarter	8.35	7.00	5.95	5.26	1.15	0.82
First Quarter	7.90	7.20	5.50	5.25	1.22	0.90
2004:
Fourth Quarter	7.30	6.01	5.40	4.92	1.08	0.60
Third Quarter	6.73	6.00	4.96	4.81	0.94	0.62
Second Quarter	7.25	6.27	5.04	4.74	1.10	0.79
First Quarter	6.40	5.90	4.80	4.74	0.85	0.63

As of March 15, 2006, the aggregate market value of the common stock held by non-affiliates of the Registrant was approximately $35.1 million.

As of March 15, 2006, there were 12,346,360 shares of Common Stock, $.0001 par value per share, outstanding.

Holders

As of March 15, 2006, there was 1 holder of record of our units (a unit consists of one common share plus two warrants), 286 holders of record of our common stock and 283 holders of record of our warrants. We believe the beneficial holders of our units, common stock and warrants are in excess of 286 persons each.

Dividends

We have not paid any dividends on our common stock to date. The payment of dividends in the future will be contingent upon, among other things, revenues and earnings, if any, capital requirements and general financial condition. The payment of any dividends will be within the discretion of our then board of directors. It is the present intention of our board of directors to retain all earnings, if any, for use in our business operations, including potential acquisitions and, accordingly, our board does not anticipate declaring any dividends in the foreseeable future. Additionally, under the terms of our line of credit agreement, which expires on April 30, 2006, we are not permitted to pay dividends.

Recent Sales of Unregistered Securities and Use of Proceeds

In October 2003, CEA sold the following shares of common stock without registration under the Securities Act of 1933, as amended:

Stockholders	Number of Shares

CEA Group, LLC	375,000

Donald Russell	150,000

Robert Moreyra	112,500

Harold Ewen	75,000

Brad Gordon	37,500

Such shares were issued in October 2003 in connection with CEA’s organization pursuant to the exemption from registration contained in Section 4(2) of the Securities Act as they were sold to sophisticated, wealthy individuals or entities. The shares issued to the individuals and the entity above were sold at a purchase price of approximately $0.033 per share. In January 2004, CEA authorized a 1.1666666-to-one stock split of our common stock, effectively lowering the purchase price to approximately $0.029 per share.

Initial Public Offering

On February 19, 2004, CEA closed its initial public offering of 4,025,000 units, including 525,000 units issued upon exercise of the underwriters’ over-allotment option, with each unit consisting of one share of our common stock and two warrants, each to purchase one share of CEA common stock at an exercise price of $5.00 per share. The units were sold at an offering price of $6.00 per unit, generating gross proceeds of $24,150,100. The managing underwriter in the offering was EarlyBirdCapital, Inc. The securities sold in the offering were registered under the Securities Act of 1933 on a registration statement on Form S-1 (No. 333-110365). The Securities and Exchange Commission declared the registration statement effective on February 12, 2004.

CEA paid a total of $1,690,500 in underwriting discounts and commissions and approximately $1,069,500 for other costs and expenses related to the offering, including $724,500 for the underwriters’ non-accountable expense allowance of 3% of the gross proceeds. After deducting the underwriting discounts and commissions and the other offering expenses, the total net proceeds to us from the offering were approximately $21,390,100, of which $20,527,250 was deposited into a trust fund and the remaining proceeds ($862,850) are available to be used to provide for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses. Through December 31, 2005, CEA had used $854,918 of the net proceeds that were not deposited into the trust fund to pay general and administrative expenses. The net proceeds deposited into the trust fund remained on deposit in the trust fund and had earned $829,507 in interest through December 31, 2005.

Merger and Accounting Treatment

On August 22, 2005, CEA entered into an Agreement and Plan of Merger, as amended (“Merger Agreement”), with etrials Worldwide, Inc., a Delaware corporation and certain stockholders of etrials. On February 9, 2006, the shareholders of CEA voted to approve the Merger Agreement. On February 9, 2006 etrials Acquisition , Inc. a Delaware corporation and wholly owned subsidiary of CEA, consummated a merger with etrials Worldwide, Inc., a Delaware corporation, in which etrials became CEA’s wholly owned subsidiary. CEA formerly changed its name to etrials Worldwide, Inc.

The shares of common stock held by etrials stockholders were converted into a total of 7,446,360 shares of CEA’s common stock, or approximately 60.3% of the subsequently outstanding common stock of the combined company. None of the shares of CEA common stock issued in the merger will be tradable on the public market until August 2006, after which shares will become tradable in installments, subject to indemnification and other conditions more fully described in CEA’s registration statement on Form S-4. If the market price of our common stock is not at least $7.00 (as described more fully in the CEA Form S-4 registration statement) by February 19, 2008, 1,400,000 of the shares issued to the etrials stockholders and 166,250 shares owned by the pre-merger management of CEA will be cancelled. In connection with the merger, etrials stockholders also received warrants to purchase an additional 4,300,000 shares of CEA common stock with an exercise price of $5.00 per share. The warrants issued in the merger are immediately tradable.

Upon consummation of the merger, $21.4 million was released from trust to be used by the combined company. After payments totaling approximately $900,000 for professional fees and other costs related to the merger, the net proceeds amounted to $20.5 million. In connection with the merger, the Company incurred $793,056 of acquisition costs as of December 31, 2005, which are recorded within deferred acquisition costs in the accompanying consolidated balance sheet. The total direct and incremental costs incurred by the Company in connection with the merger will be reflected as a reduction to the proceeds and thus as a reduction to additional paid-in capital as of the effective date of the merger.

The merger will be accounted for under the purchase method of accounting as a reverse acquisition in accordance with U.S. generally accepted accounting principles for accounting and financial reporting purposes. Under this method of accounting, CEA was treated as the “acquired” company for financial reporting purposes. In accordance with guidance applicable to these circumstances, this merger was considered to be a capital transaction in substance. Accordingly, for accounting purposes, the merger will be treated as the equivalent of etrials issuing stock for the net monetary assets of CEA, accompanied by a recapitalization. All historical share and per share amounts have been retroactively adjusted to give effect to the reverse acquisition of CEA and related recapitalization.

Stock Option Plan

The Company maintained an Equity Compensation Plan (the “Old Plan”) to provide incentives to eligible employees, officers, directors and consultants in the form of non-qualified stock options and, as permissible, incentive stock options. The Company has reserved a total of 1,754,760 shares of common stock for issuance under the Old Plan as of December 31, 2005. Of this amount, 51,467 shares were available for future stock option grants as of December 31, 2005.

On February 9, 2006, the shareholders of the Company voted to adopt the 2005 Performance Equity Plan (the “Plan”). The purpose of the Plan is to provide incentives to eligible employees, officers, directors and consultants in the form of non-qualified stock options and, as permissible, incentive stock options. On February 9, 2006, the Company reserved a total of 2,100,000 shares of common stock for issuance under the Plan. Of this amount, 345,240 shares were available for future stock option grants as of February 9, 2006.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION (Information required by Item 6 of Form 10-KSB)

Overview

We offer a broad range of Web-based electronic data capture, handheld device, and interactive voice recognition software and services uniquely designed to speed the process of clinical trials performed for drug development. Our primary focus is on the costly and time-consuming clinical trial phase of drug development. We provide pharmaceutical and biotechnology companies with integrated software tools and services designed to significantly reduce the time spent collecting clinical trials data, managing clinical trials performance, and which provides an automated and easy-to-use mechanism to collect data directly from clinical investigators and patients. We believe that our automated data collection software enables our customers to reduce overall clinical trial research costs, enhance existing data quality and time to close a study database.

Our operations are subject to certain risks and uncertainties, including among others, rapid technological change, increased competition from existing competitors and new entrants, lack of operating history, and dependence upon key members of the management team. The operating results are also affected by general economic conditions affecting the pharmaceutical industry.

The use of eClinical technologies in clinical trials has grown to approximately 17% of all clinical trials in 2004 according to Forrester research. Industry analysts and commentators have estimated that the growth in the use of eClinical technologies will continue to accelerate over the next five years. etrials will have to continue to expand its customer base and technologies in order to maintain and grow its market share. Since 2002 the number of concurrent active eClinical trials being performed by etrials has grown from twenty-four to over one hundred and twenty because of the increased adoption of eClinical technologies by the pharmaceutical and biotechnology industries.

Sources of Revenues

We derive revenues from providing software application-hosting and related services to our customers on clinical trial projects. We offer our eClinical solutions through an application service provider model. Revenues resulting from our professional services and software application-hosting, which include hosting fees and software usage fees, are generated in three stages of drug development for each clinical trial. The first stage (development and deployment) includes trial and application setup, including design of electronic case report forms and edit checks, investigator site training, and implementation of the system and server configuration. The second stage (study conduct) consists of project management services, application hosting and related professional and support services. The third stage (close out) consists of services required to close out, or lock, the database for the clinical trial and deliver final data sets to the client.

Services provided during the three phases of clinical trials are typically earned under fixed-price contracts. Although etrials enters into master agreements with each customer, the master agreements do not contain any minimum commitment by customers and contain general terms and conditions. All services and revenues are covered by separately negotiated addendums called task orders. Revenues generated from each task order are generally recognized using the proportional performance method, measured principally by the total labor hours incurred as a percentage of estimated total labor hours for each contract. This method is used because management considers total labor hours incurred to be the best available measure of progress on these contracts.

Software usage and hosting fee revenues - We derive our software usage and hosting fee revenues from our eClinical solution suite, which includes primarily our electronic data capture, electronic patient diaries, interactive voice response and post marketing solutions.

Services revenue - We provide our customers a full range of professional services in support of our eClinical software solutions. These services are delivered during all three stages of the clinical trial as further described below.

•	First stage— trial and application setup, including design of electronic case report forms and edit checks, installation and server configuration of the system;

•	Second stage— consists of project management services, application hosting and related professional and support services; and

•	Third stage— services required to close out, or lock, the database for the clinical trial.

Services provided for all three stages are generally on a fixed fee basis as per the budget assumptions specified in the contract. If budget assumptions change, etrials and the client generally agree to a change in scope amendment to the contract. Revenues from services are recognized utilizing the proportional performance method, measured principally by the total labor hours incurred as a percentage of estimated total labor hours for each contract. This method is used because management considers total labor hours incurred to be the best available measure of progress on these contracts. The company records a loss for its contracts at the point it is determined that the total estimated contract costs will exceed management’s estimates of contract revenues. No such losses have been incurred to date.

Billing for eClinical services will occur over the life of the contract. Although the billing increments are negotiated in each contract individually, the total value of the agreement will generally be invoiced in the following increments:

Stage	% of Contract Value
Contract execution	25%
System deployment	25%
Study conduct	40%
Project close out	10%
Total Contract Value	100%

Customers generally have the ability to terminate contracts upon 30 days notice to us. In the event that a customer cancels a clinical trial and its related task order, all deferred revenue is recognized and certain termination related fees may be charged.

Our contracts with customers allow us to maintain a contract backlog that provides multi-year visibility in revenue. We record contract backlog based upon written confirmation received from our clients that a contract is awarded to etrials. The amount of contract backlog is the total amount of the contract budget agreed upon by the client and us less revenue previously recognized by us on each contract. As our backlog continues to grow, we believe that the predictability of our future revenues will increase; although delays in conducting clinical trials and the ability of customers to cancel our contracts means that our backlog is not a guaranty as to this amount or timing of future revenue. We had three and four customers who comprised 47% and 69% of our revenues during the years ended December 31, 2005 and 2004, respectively.

Cost of Revenues and Operating Expenses

We allocate overhead expenses such as rent, occupancy charges, certain office administrative costs, depreciation and employee benefit costs to all departments based on headcount. As such, general overhead expenses are reflected in the costs of revenues, sales and marketing, research and development, and general and administrative expense categories. Overhead costs that can be specifically identifiable back to the applicable functional area are charged to the functional area that it belongs to.

Costs of Revenues - Costs of revenues consists primarily of compensation and related fringe benefits for project-related personnel, department management and all other dedicated project related costs and indirect costs including facilities, information systems, hosting facility fees, server depreciation, amortization of capitalized internal software development costs, software license and royalty costs and other costs. Costs of services also include client pass-thru costs which can fluctuate quarterly based upon contract activity. Costs can fluctuate and impact our expenses based upon employee utilization levels associated with specific projects.

Sales and Marketing - Sales and marketing expenses consist primarily of employee-related expenses, including travel, marketing programs (which include product marketing expenses such as trade shows, workshops and seminars, corporate communications, other brand building and advertising), allocated overhead and commissions. We expect that sales and marketing expenses will increase as we expand and further penetrate our customer base, expand our domestic and international selling and marketing activities associated with existing and new product and service offerings, build brand awareness and sponsor additional marketing events.

Research and Development - Research and development expenses consist primarily of employee-related expenses, allocated overhead and outside contractors. We have historically focused our research and development efforts on increasing the functionality, performance and integration of our software products. We expect that in the future, research and development expenses will increase as we introduce additional integrated software solutions to our product suite. We capitalize certain internal software development costs for new software products and releases, which are incurred during the application development stage and amortize them over the software’s estimated useful life of one to three years. The amortization of such capitalized costs is included in costs of revenues.

General and Administrative - General and administrative expenses consist primarily of employee-related expenses, professional fees, other corporate expenses and allocated overhead. We expect that in the future, general and administrative expenses will increase as we add personnel and incur additional professional fees and insurance costs related to being a publicly held company.

Amortization of intangible assets - Our amortization costs of intangible assets represents the amortization on a straight-line basis of acquired technologies over their estimated useful lives, which is typically three years.

Stock-Based Expenses - Our operating expenses include stock-based expenses related to the fair value of options issued to non-employees and option grants to employees in situations where the exercise price is determined to be less than the deemed fair value of our common stock at the date of grant.

Foreign Currency Translation

We have one wholly-owned subsidiary operating in the United Kingdom, so changes in the British pound sterling, will affect our results. For the years 2005 and 2004, approximately 16% and 20%, respectively, of our revenues were generated through our United Kingdom subsidiary. Revenues and related costs for this entity are reported in British pound sterling and then converted into US dollars for consolidation purposes. In periods when the U.S. dollar declines in value as compared to the foreign currencies in which we conduct business, our foreign currency-based revenues and expenses increase in value when translated into U.S. dollars. Assets and liabilities denominated in foreign currencies are translated into U.S. dollars each reporting period at current exchange rates. Operating results are translated into U.S. dollars using the average rates of exchange prevailing during the period. Gains or losses resulting from the translation of assets and liabilities are included as a component of accumulated other comprehensive income in stockholders’ deficit.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make significant estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. These items are regularly monitored and analyzed by management for changes in facts and circumstances, and material changes in these estimates could occur in the future. These estimates include, among others, our revenue recognition policies related to the proportional performance methodology of revenue recognition of contracts and assessing our goodwill for impairment annually. Changes in estimates are recorded in the period in which they become known. We base our estimates on historical experience and various other assumptions that we believe are reasonable under the circumstances. Actual results will differ and may differ materially from the estimates if past experience or other assumptions do not turn out to be substantially accurate.

Our significant accounting policies are presented within Note 2 to our consolidated financial statements, and the following summaries should be read in conjunction with the financial statements and the related notes included in this document. While all accounting policies impact the financial statements, certain policies may be viewed as critical. Critical accounting policies are those that are both most important to the portrayal of financial condition and results of operations and that require management’s most subjective or complex judgments and estimates. Our management believes the policies that fall within this category are the policies on revenue recognition, accounting for stock-based compensation, goodwill and income taxes.

Revenue Recognition

We derive our revenues from providing software application-hosting and related services. Revenues resulting from application hosting services are recognized in accordance with Emerging Issues Task Force (EITF) Issue No. 00-03, Application of AICPA Statement of Position 97-2 to Arrangements that include the Right to Use Software Stored on Another Entity’s Hardware, Securities and Exchange Commission’s (SEC) Staff Accounting Bulletin (SAB) Nos. 101 and No. 104, Revenue Recognition. We recognize revenue when all of the following conditions are satisfied: (1) there is persuasive evidence of an arrangement; (2) the service has been provided to the customer; (3) the collection of fees is probable; and (4) the amount of fees to be paid by the customer is fixed or determinable.

We offer our eClinical software products through an application service provider model. The revenues generated from services, software subscriptions and usage fees, hosting fees and other fees, in three stages for each clinical trial. The first stage (development and deployment) includes trial and application setup, including design of electronic case report forms and edit checks, investigator site training, implementation of the system and server configuration. The second stage (study conduct) consists of project management services, application hosting and related professional and support services. The third stage (close out) consists of services required to close out, or lock, the database for the clinical trial and deliver final data sets to the client.

Services provided during the three phases of clinical trials are typically earned under fixed-price contracts. Although etrials enters into master agreements with each customer, the master agreements do not contain any minimum commitment by customers and contain general terms and conditions. All services and revenues are covered by separately negotiated addendums called task orders. Revenues generated from each project or task order are generally recognized using the proportional performance method, measured principally by the total labor hours incurred as a percentage of estimated total labor hours for each contract. This method is used because management considers total labor hours incurred to be the best available measure of progress on these contracts. The estimated total labor hours of contracts are reviewed and revised periodically throughout the duration of the contracts with adjustment to revenues from such revisions being recorded on a cumulative basis in the period in with the revisions are made. When estimates indicate a loss, such loss is recognized in the current period in its entirety. Because of the inherent uncertainties in estimating total labor hours, it is reasonably possible that the estimates will change in the near term and could result in a material change.

Customers generally have the ability to terminate contracts upon 30 days written notice. In the event that a customer cancels a clinical trial and its related task order, deferred revenue is recognized for the work performed prior to termination and certain termination related fees may be charged. Consequently, termination of a contact may result in us recognizing more revenue during the period in which the termination occurs.

Deferred revenue represents amounts billed or cash received in advance of revenue recognition. Included in accounts receivable are unbilled accounts receivable, which represent revenue recognized in excess of amounts billed.

Provisions for estimated losses on uncompleted contracts are made on a contract-by-contract basis and are recognized in the period in which such losses become probable and can be reasonably estimated. To date, we have not experienced any material losses on uncompleted contracts.

The Company generally does not require collateral as a substantial amount of the revenues are generated from recurring customers. Management performs periodic reviews of the aging of customer balance, the current economic environment and its industry experience and establishes an allowance on accounts receivable based on these reviews.

The following summarizes the components of our revenues for the years ended December 31, 2005 and 2004:

	Years Ended December 31,
	2005	2004

Services	$9,689,674	$8,924,664
Software subscriptions and usage fees	2,297,074	2,143,122
Hosting fees	1,044,097	628,988
Other fees	592,443	1,069,532
Total	$13,623,288	$12,766,306

We account for pass-through expenses in accordance with EITF Issue No. 01-14, Income Statement Characterization of Reimbursements Received for Out-of-Pocket Expenses Incurred (EITF No. 01-14). EITF No. 01-14 requires reimbursable out-of-pocket expenses incurred to be characterized as revenue in the statement of operations. We included $436,203 and $739,360 for the years ended December 31, 2005 and 2004.

In connection with a software application-hosting agreement entered into on April 1, 2005, etrials issued a customer 220,840 shares of etrials’ common stock with an estimated fair value of $1.26 million. Of the 220,840 shares issued, 98,151 were issued immediately and the remaining 122,689 shares of common stock were placed in escrow. In the event the customer terminates certain agreements during the three year period, the shares held in escrow will be forfeited. EITF 01-9, Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products), requires that the value of the common stock be treated as a reduction in revenue. The fair value of the 98,151 shares of non-forfeitable common stock was recorded to par and additional paid-in capital and to prepaid software application-hosting discount, a contra-equity account. The prepaid software application-hosting discount will be reduced on a straight-line basis over the three year term of the agreement, offsetting revenue generated under the agreement. If we conclude that the revenues from this arrangement will not exceed the costs, part or all of the remaining prepaid software application-hosting discount may be charged to earnings at that time. In accordance with EITF Topic D-90, Grantor Balance Sheet Presentation of Unvested, Forfeitable Equity Instruments Granted to a Non-employee, the fair value of the 122,689 shares of forfeitable common stock held in escrow have been treated as unissued for accounting purposes until the future services are provided and the shares are vested. Accordingly, the fair value of the 122,689 shares of forfeitable common stock will be recorded to additional paid-in capital as the reduction to revenue is recorded on a straight-line basis over the three year term of the agreement. In accordance with EITF 96-18, Accounting for Equity Instruments That Are Issued to Other than Employees for Acquiring, or in Conjunction with Selling Goods or Services, the fair value of the common stock will be remeasured at each interim reporting date during the three-year performance period with changes in fair value reflected as a cumulative adjustment. During the year ended December 31, 2005, etrials recorded approximately $595,000 as a discount to revenues in the accompanying consolidated statement of operations in conjunction with this application-hosting agreement. Effective February 8, 2006 etrials amended the software application-hosting agreement with our customer. Under the terms of the amendment etrials issued 40,897 shares, which had previously been escrowed, resulting in a total of 139,048 shares issued.

Accounting for Stock-Based Compensation

Stock Awards Granted to Employees

We record deferred stock-based compensation charges in the amount by which the exercise price of an option is less than the estimated fair value of our common stock at the date of grant in accordance with APB 25, “Accounting for Stock Issued to Employees.” Because there has been no public market for our common stock, our board of directors had determined the fair value of our common stock based upon several factors, including, but not limited to, our operating and financial performance, sales of redeemable convertible preferred stock to third parties, the rights and preferences of securities senior to common stock as well as the estimated value associated with the merger of etrials and CEA.

Since the beginning of 2003 we have engaged independent third parties to prepare valuations of our common stock based on management’s assumptions. These valuations primarily incorporated standard financial appraisal practices as established under the Uniform Standards of Appraisal Practice. The Board of Directors has adopted the resulting valuations as determined by these third parties as a basis to estimate the fair value of our common stock. During 2004 all stock options were granted with an exercise price of $2.18 per share, which was equal to management’s estimated fair value of the common stock. During the twelve month period ended December 31, 2005, the Company granted stock options with exercise prices as follows:

Quarter Ended	Number of Options Granted	Exercise Price	Fair Value per Share	Intrinsic Value

March 2005	25,493	$4.35	$5.08	$0.73
June 2005	124,020	$4.35	$5.08	$0.73
September 2005	53,742	$4.35	$5.08	$0.73
December 2005	75,790	$5.08	$5.08	$0.00

We did not record any employee stock based compensation during the year ended December 31, 2004 since the exercise price of the Company’s stock options was equal to the estimated fair value of the underlying common stock. In the year ended December 31, 2005, we issued stock options to purchase 203,255 shares at an exercise price of $4.35, and 75,790 shares at an exercise price of $5.08. The estimated fair value for our common shares as determined based on the consideration to be exchanged in the proposed merger with CEA was $5.08 and, accordingly, we recorded deferred stock-based compensation of $147,500 during 2005 that will be amortized over the four-year vesting period associated with those grants. We have elected not to record the fair value of employee stock-based awards under the provisions of APB 25. The impact of recording employee stock-based awards at fair value, in accordance with SFAS 123R, Share Based Payment, is discussed in detail below under the heading “Recently Issued Accounting Standards.”

The increase in our estimated per share fair value of common stock since the beginning of 2003 reflects a number of significant factors, including an improvement in our operating results, for each year along with our successful sales of convertible redeemable preferred stock in 2003 and 2004. In addition an overall improvement in stock market indices and increasing volume of initial public offerings of common stock throughout 2005 is indicative of our rising per share fair value.

Non-Employee Stock Based Compensation

In the past, the Company has awarded a limited number of stock options to non-employees primarily for consulting services. For these options, we recognize the stock-based compensation over the service period based on an estimate of their fair value using the Black-Scholes option-pricing model in accordance with SFAS 123, “Accounting for Stock-Based Compensation.”

Year	Options Awarded	Exercise Price	Black-Scholes Option Value
2004	13,780	$2.18	$3,009
2005	27,560	$5.08	$117,768

In the past the Company has issued warrants to non-employees. All of the outstanding warrants are fully vested, have a five year life and are exercisable at the option of the holder. The fair value of the warrants was determined using the Black-Scholes option pricing model with the following assumptions: Risk-free interest rate ranging from approximately 2.75% to 3.67%, expected life of 5 years, volatility of 100% and no dividends.

Goodwill

We account for goodwill in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”). SFAS No. 142 requires the use of a non-amortization approach to account for purchased goodwill and certain intangibles. Under the non-amortization approach, goodwill and certain intangibles are not amortized into results of operations, but instead are reviewed for impairment at least annually and written down and charged to operations only in the periods in which the recorded value of goodwill and certain intangibles exceeds its fair value. We have elected to perform our annual impairment test in November of each calendar year. An interim goodwill impairment test would be performed if an event occurs or circumstances change between annual tests that would more likely than not reduce the fair value of a reporting unit below its carrying amount. For purposes of performing the goodwill impairment test, we historically have identified two reporting units, its United States operating segment and its United Kingdom operating segment, based on criteria specified in SFAS No. 142. Goodwill was allocated to these reporting units in proportion to the carrying values of the segments’ assets as of the date of acquisition. During the fourth quarter of 2005, the Company restructured the accounting and reporting structure for its international operations. As a result of this restructuring, the Company concluded it now has one reporting unit for purposes of performing the goodwill impairment analysis as of November 2005 and subsequent thereto. During November 2005, we completed the required annual test, which indicated there was no impairment.

Accounting for Income Taxes

In connection with preparing our financial statements, we are required to estimate our income taxes in each of the jurisdictions in which we operate. This process involves the assessment of our net operating loss carryforwards and credits, as well as estimating the actual current tax liability together with assessing temporary differences resulting from differing treatment of items, such as reserves and accrued liabilities, for tax and accounting purposes. We then assess the likelihood that deferred tax assets will be recovered from future taxable income, and to the extent we believe that recovery is not likely, we must establish a valuation allowance. Based on historical results, we believe that it is more likely than not that we will not realize the value of our deferred tax assets and therefore have provided a full valuation allowance against our net deferred tax assets which amounted to approximately $11.6 million and $11.2 million at December 31, 2005 and 2004, respectively.

Results of Operations

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

Our contract backlog grew to $28.5 million at December 31, 2005 as compared to $20.4 million at December 31, 2004, representing an increase of 39.7%. Total revenues increased 6.7% to $13,623,288 for the year ended December 31, 2005, as compared to $12,766,306 for the year ended December 31, 2004. This increase was the result of an increase in the number of new and active contracts in our contract backlog to 124 contracts from 89 contracts as of December 31, 2005 and 2004, respectively, which we believe reflects increasing user acceptance among our customers and the industry as a whole.

Costs of revenues increased 22.1% to $6,404,271 from $5,243,597 for the years ended December 31, 2005 and 2004, respectively. This increase was primarily the result of the personnel and related costs attributable to the 22.2% growth in our services staff to 55 from 45 as of December 31, 2005 and 2004, respectively. In addition, costs of services during the year ended December 31, 2005 include approximately $279,000 for amounts paid to a plaintiff as a settlement and $41,000 royalties for certain patent infringement litigation in August 2005, approximately $353,000 of increased expenses related to amortization of capitalized internal software development costs, software licenses and royalties.  The increase in costs of revenues was partially offset by an approximately $303,000 decrease in client pass-through expenses. As a percentage of revenues, costs of revenues increased to 47.0% from 41.1% for the years ended December 31, 2005 and 2004, respectively.

Sales and marketing costs increased 34.0% to $3,148,637 from $2,350,369 for the years ended December 31, 2005 and 2004, respectively. This increase was primarily the result of the personnel and related costs attributable to the 26.7% growth in our sales and marketing staff to 19 from 15 as of December 31, 2005 and 2004, respectively, as well as increased spending on marketing and advertising programs. As a percentage of revenues, sales and marketing costs were 23.1% and 18.4% for the years ended December 31, 2005 and 2004, respectively.

General and administrative costs increased by 19.6% to $3,275,519 from $2,739,204 for the years ended December 31, 2005 and 2004, respectively. Included in general and administrative expenses during the year ended December 31, 2005 were approximately $420,000 in legal costs for the patent litigation lawsuit which was settled on August 22, 2005, as compared to $91,500 legal costs for this lawsuit during the prior year. We expect general and administrative costs to increase as we incur additional costs of increased legal, accounting and other costs associated with being a public reporting company.  As a percentage of revenues, general and administrative expenses were 24.0% and 21.5% for the years ended December 31, 2005 and 2004, respectively.

Amortization of intangible assets consists of amortization of acquired software technologies over their estimated useful life of three years. These costs were $559,488 and $539,513 for the years ended December 31, 2005 and 2004, respectively.

Research and development costs increased by 13.3% to $1,519,408 from $1,341,350 for the years ended December 31, 2005 and 2004, respectively. This increase was primarily the result of the personnel and related costs. The Company has capitalized $158,328 and $124,752 of internal software development costs during the years ended December 31, 2005 and 2004, respectively. As a percentage of revenues, research and development expenses were 11.1% and 10.5% for the years ended December 31, 2005 and 2004, respectively.

Interest expense declined by 80.9% to $62,439 from $327,085 for the years ended December 31, 2005 and 2004, respectively. The decrease in interest expense was primarily attributable to reduced levels of debt during 2005 and lower interest rates on our working capital line of credit. As a percentage of revenues, interest expense was 0.5% and 2.6% for the years ended December 31, 2004 and 2003, respectively. This percentage decrease in interest expense was primarily attributable to improved cash flow from operations and lower interest rates on our working capital line of credit. In future periods we expect net interest to be income position until, if and when, cash is used for acquisition purposes.

We experienced net loss of $1,332,457 compared with net income of $260,436 for the years ended December 31, 2005 and 2004, respectively. The net loss for the year ended December 31, 2005 was negatively impacted by the legal cost for the patent litigation lawsuit of $420,000 recorded in general and administrative costs, patent infringement settlement and royalty costs of $320,000 recorded in costs of revenues and $595,000 in reduced revenue from the software application-hosting discount recorded in 2005 as discussed in Critical Accounting Policies.

Year Ended December 31, 2004 Compared to Year Ended December 31, 2003

Our contract backlog grew to $20.4 million as of December 31, 2004 as compared to $14.0 million as of December 31, 2003, representing an increase of 46%. Total revenues increased 61.2% to $12,766,306 in the year ended December 31, 2004, as compared to $7,917,855 in the year ended December 31, 2003. This increase was the result a 75% increase in the number of new and active contracts in our contract backlog to 89 contracts from 51 contracts as of December 31, 2004 and 2003, respectively, which we believe reflects increasing user acceptance among our customers and the industry as a whole.

Costs of revenues increased 37.2% to $5,243,597 from $3,822,404 for the years ended December 31, 2004 and 2003, respectively. This increase was primarily the result of the personnel and related costs attributable to the 18% growth in our services staff to 45 from 38 as of December 31, 2004 and 2003, respectively. In addition, costs of services during the year ended December 31, 2004 included approximately $540,000 in client pass-through expenses and approximately $220,000 in increased costs related to amortization of capitalized internal software development costs and software licenses and royalties. As a percentage of revenues, costs of revenues were reduced to 41.1% from 48.3% for the years ended December 31, 2004 and 2003, respectively, which reflects increased billable utilization and the growth in our revenues.

Sales and marketing costs increased 34.8% to $2,350,369 from $1,743,510 for the years ended December 31, 2004 and 2003, respectively. This increase was primarily the result of the personnel and related costs attributable to the 67% growth in our sales and marketing staff to 15 from 9 as of December 31, 2004 and 2003, respectively, as well as increased costs of marketing and advertising. As a percentage of revenues, sales and marketing costs were 18.4% and 22.0% for the years ended December 31, 2004 and 2003, respectively. The decrease in sales and marketing costs as a percentage of revenues was primarily attributable to controlled growth of expenditures.

General and administrative costs increased by 10.0% to $2,739,204 from $2,491,192 for the years ended December 31, 2004 and 2003, respectively. This increase was primarily the result of increased legal costs of approximately $91,500 attributable to the patent infringement litigation (see Note 9 in the footnotes to our consolidated financial statements) and higher employee benefit costs resulting from a 401k match being implemented in 2004. As a percentage of revenues, general and administrative expenses were 21.5% and 31.5% for the years ended December 31, 2004 and 2003, respectively. The percentage decrease in general and administrative expenses was primarily attributable to controlled growth in expenditures and increased productivity of staff which did not increase during 2004. We expect general and administrative costs to increase in 2005 due to higher legal and accounting costs associated with the patent infringement litigation and merger expenses associated with becoming a public company.

Amortization of intangible assets consists of amortization of acquired software technologies over their estimated useful life of three years. These costs were $539,513 and $471,071 for the twelve-month periods ended December 31, 2004 and 2003, respectively. This increase in amortization of intangible assets was primarily attributable to the acquisition of the interactive voice technology in April 2004 and a full twelve months of Araccel technology amortization in 2004 versus eleven months in 2003.

Research and development costs decreased by 6.8% to $1,341,350 from $1,438,623 for the years ended December 31, 2004 and 2003, respectively. Research and development costs decreased primarily due to the capitalization of internal software development costs of $124,752 related to the development of new software applications and significant enhancements of existing applications. As a percentage of revenues, research and development expenses were 10.5% and 18.2% for the years ended December 31, 2004 and 2003, respectively. This percentage decrease in research and development expenses was primarily attributable to controlled growth in expenditures.

Interest expense declined by 39.5% to $327,085 from $541,080 for the years ended December 31, 2004 and 2003, respectively. The decrease in interest expense was primarily attributable to reduced levels of debt during 2004. As a percentage of revenues, interest expense were 2.6% and 6.8% for the years ended December 31, 2004 and 2003, respectively. This percentage decrease in interest expense was primarily attributable to improved cash flow from operations and a preferred stock private placement in 2004 which allowed us to repay most of our short-term debt thereby reducing interest costs.

We experienced net income of $260,436 compared with net loss of $2,868,107 for the years ended December 31, 2004 and 2003, respectively. The improvement to net income was primarily the result of the increase in revenue. Most costs increased during this period, however, they decreased as a percentage of revenues.

Liquidity and Capital Resources

Our principal sources of cash have been from revenues from software application-hosting and related services as well as from proceeds from the issuance of various debt instruments and the sale of equity securities. We received approximately $1.8 million in net proceeds from the sale of equity securities in 2004.

At December 31, 2005 we had cash and cash equivalents of $1,650,323. Our cash and cash equivalents decreased $56,326 during the year ended December 31, 2005. On February 9, 2006 etrials merged with CEA and the combined company had cash and cash equivalents of approximately $21.8 million at that date.

In the years ended December 31, 2005 and 2004, operating activities provided approximately $1,315,000 and $18,000 of net cash, respectively. The increase in net cash from operating activities was primarily due to increases in deferred revenue, accounts payable, and other non-cash charges offset by an increase in accounts receivable. Changes in accounts receivable and deferred revenue are caused primarily by the timing of billings of our contracts and the related revenue recognition.

In the years ended December 31, 2005 and 2004, we used approximately $871,000 and $306,000 of net cash in investing activities, respectively. The increase in net cash used for investing activities in 2005 and 2004 was primarily due to the purchase of property and equipment to support the growth of our business and capitalized internal software development costs. Capital expenditures of approximately $728,000 were incurred for the year ended December 31, 2005.

In the year ended December 31, 2005 we used approximately $478,000 of net cash compared with $463,000 of net cash provided by financing activities in the year ended December 31. 2004. During 2005 we repaid the outstanding stockholder line of credit and entered into a bank line of credit. The net cash used by financing activities in 2005 is primarily the result of the payment of deferred acquisition costs, partially offset by proceeds from a bank equipment loan of $300,000, used to purchase furniture and fixtures for the new corporate office.

We intend to continue to fund the enhancement and expansion of the etrials eClinical software technologies through both internal development and acquiring additional complementary technologies in the future. We believe our existing cash, cash equivalents and cash provided by operating activities and our debt facilities will be sufficient to meet our working capital and capital expenditure needs over the next twelve months. Our future capital requirements will depend on many factors, including our rate of revenue growth, the expansion of our marketing and sales activities, the timing and extent of spending to support product development efforts, the timing of introductions of new services and enhancements to existing services, and the continuing market acceptance of our services. To the extent that funds generated by the merger with CEA of approximately $21.4 million, together with existing cash and securities and cash from operations, are insufficient to fund our future activities, including potential acquisitions of complementary eClinical technology companies, we may need to raise additional funds through public or private equity or debt financing. We are currently not a party to any agreement or letter of intent with respect to potential investments in, or acquisitions of, businesses, services or technologies. We are evaluating acquisition opportunities and may enter into these types of arrangements in the future, which could also require us to seek additional equity or debt financing. Additional funds may not be available on terms favorable to us or at all.

Contractual Obligations

We do not have any special purpose entities or any other off balance sheet financing arrangements. We have operating leases for office space and office equipment and a capitalize lease for the purchase of third party software, which are described below.

We generally do not enter into binding purchase commitments. Our principal commitments are primarily for leases for office space and equipment and a capital lease for the purchase of third party software. At December 31, 2005, the future minimum payments under these commitments were as follows:

Year Ending December 31,	Capital Leases	Operating Leases
2006	$133,264	$464,544
2007	81,735	592,451
2008	30,207	583,739
2009	25,173	591,722
2010	—	578,809
2011 and Thereafter	—	906,130
Total required lease payments	270,379	$3,717,395
Less interest portion	(31,181)
Total minimum payments	$239,198

As of February 1, 2005, we entered into a revolving accounts receivable line of credit with RBC Centura Bank under which we can borrow up to $1,000,000. In addition we also have a capital equipment line with the same bank under which we can borrow up to $300,000. Interest accrues and is paid monthly at the prime rate of interest plus 0.5% for the accounts receivable revolving line of credit and at the prime rate plus 1.0% for the fixed asset line of credit. Borrowings under the equipment line of credit are payable in monthly principle and interest payments over a 30 month period. The revolving line of credit expired on February 1, 2006 and was extended until April 30, 2006 at which time all advances will be immediately due and payable unless the line is renewed. We anticipate seeking a renewal of this revolving line of credit. As of December 31, 2005, we had $700,000 outstanding under the accounts receivable line of credit. A balance of $300,000 remained available to be borrowed, if sufficient collateral exists. As of December 31, 2005, $260,000 was outstanding under the capital equipment line.

Working capital borrowings are secured primarily by our accounts receivable while capital equipment borrowings are secured by the fixed assets that were acquired. Under the terms of these credit lines, we are required to comply with certain financial covenants. As of December 31, 2005 and January 31, 2006, etrials was not in compliance with certain restrictive financial covenants related to its outstanding bank line of credit with RBC Centrua Bank. However we subsequently received a waiver from the bank. To the extent we are unable to satisfy those covenants in the future, we will need to obtain additional waivers to avoid being in default of the terms of these credit lines. If an unwaived default occurs, the bank may require that we repay all amounts then outstanding. After the merger with CEA on February 9, 2006, we expect that we will have sufficient resources to fund any amounts which may become due under these credit lines as a result of a default by us or otherwise. However, any amounts which we may be required to repay prior to a scheduled repayment date would reduce funds that we could otherwise allocate to other opportunities that we consider desirable.

Inflation

To date, we believe that the effects of inflation have not had a material adverse effect on our results of operations or financial condition.

Recently Issued Accounting Standards

In December 2004, the FASB issued Statement of Financial Accounting Standards No. 123 (revised 2004), Share Based Payment (SFAS 123R). SFAS 123R replaces SFAS 123 and supersedes APB 25. SFAS 123R requires that the cost resulting from all share-based payment transactions be recognized in the financial statements using the fair value method. The provisions of SFAS 123R are effective for public entities that do not file as small business issuers as of the beginning of the first interim or annual reporting period that begins after June 15, 2005 (January 1, 2006 for us). The effective date, for a nonpublic entity that becomes a public entity after June 15, 2005, is the first annual reporting period beginning after the entity becomes a public entity. Accordingly, the adoption of the SFAS 123R fair value method will have a material impact on our results of operations, although it will have no impact on our overall financial position. The impact of adoption of SFAS 123R cannot be predicted at this time because it will depend on levels of share-based payments granted in the future. SFAS 123R also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow. We will recognize excess tax benefits when those benefits reduce current income taxes payable. SFAS 123R permits public companies to adopt its requirements using one of two methods:

•
A “modified prospective” method in which compensation cost is recognized beginning with the effective date (a) based on the requirements of SFAS 123R for all share-based payments granted after the effective date and (b) based on the requirements of SFAS 123 for all awards granted to employees and directors prior to that effective date of SFAS 123R that remain unvested on the effective date.

•
A “modified retrospective” method which includes the requirements of the modified prospective method described above, but also permits entities to restate based on the amounts previously recognized under SFAS 123 for purposes of pro forma disclosures either (a) all prior periods presented or (b) prior interim periods of the year of adoption.

However, since the Company used the minimum-value method as a non-public company to estimate the fair value of stock awards under SFAS 123 for pro forma footnote disclosure purposes, the Company will be required to adopt SFAS 123R using the “prospective-transition” method. Under the prospective method, nonpublic entities that previously applied SFAS 123 using the minimum-value method whether for financial statement recognition or pro forma disclosure purposes will continue to account for non-vested equity awards outstanding at the date of adoption of SFAS 123R in the same manner as they had been accounted for prior to adoption (APB 25 intrinsic value method for the Company). However, any unvested stock awards granted between becoming a public entity and the adoption date will be accounted for using the “modified-prospective” method. All awards granted, modified, or settled after the date of adoption should be accounted for using the measurement, recognition, and attribution provisions of SFAS 123R. The Company is reviewing various option valuation techniques and may use a valuation method other than Black-Scholes model upon adoption of SFAS 123R.

Certain Factors Which May Affect Future Results

We operate in a rapidly changing environment that involves a number of risks, some of which are beyond our control. This discussion highlights some of the risks which may affect future operating results. These are the risks and uncertainties we believe are most important for you to consider. Additional risks and uncertainties not presently known to us, which we currently deem immaterial or which are similar to those faced by other companies in our industry or business in general, may also impair our business operations. If any of the following risks or uncertainties actually occurs, our business, financial condition and operating results would likely suffer.

Quantitative and Qualitative Disclosures about Market Risk

Foreign Currency Exchange Risk - Our results of operations and cash flows are subject to fluctuations due to changes in foreign currency exchange rates, particularly changes in the British pound sterling. During the years ended December 31, 2005 and 2004, 16% and 20%, respectively of our revenues were generated by our UK subsidiary. The majority of these revenues are denominated in the British pound sterling, as are many of the associated expenses. This creates a foreign currency exchange risk for us.

As of December 31, 2005 and 2004 we had $467,776 and $229,504, respectively of receivables denominated in the British pound sterling. If the foreign exchange rates fluctuated by 10% as of December 31, 2005 and 2004, our foreign exchange exposure would have fluctuated by approximately $46,778 and $22,950, respectively. In addition, our UK subsidiary has intercompany accounts that eliminate upon consolidation; however, such accounts expose us to foreign currency rate movements. Exchange rate fluctuations on short-term intercompany accounts are recorded in our consolidated statements of operations under “other income (expense)”, while exchange rate fluctuations on long-term permanent, intercompany accounts are recorded in our consolidated balance sheets under “accumulated other comprehensive loss” in stockholders’ deficit. We have implemented a risk management program under which we measure foreign currency exchange risk monthly and manage those exposures through the use of various internal controls. This process is designed to minimize foreign currency translation exposures that could otherwise affect consolidated results of operations.

Interest Rate Sensitivity - We currently invest cash and cash equivalents primarily in bank short-term investment accounts (money market funds) which at times may exceed federally insured limits. We maintain this cash at high credit quality financial institutions and as a result believe that our risk is limited. We had unrestricted cash, cash equivalents and short term investments totaling approximately $1.65 million at December 31, 2005. The unrestricted cash and cash equivalents are held for working capital purposes. We do not enter into investments for trading or speculative purposes. Due to the short-term nature of these investments, we believe that we do not have any material exposure to changes in the fair value of our investment portfolio as a result of changes in interest rates. Declines in interest rates, however, would reduce future interest income.

We have a working capital line of credit and a bank equipment loan which bear interest based upon the prime rate plus 0.5% and 1.0%, respectively. At December 31, 2005 the prime rate was 7.25%, and there was $700,000 and $260,000 outstanding under our working capital line of credit and bank equipment loan, respectively. If the prime rate fluctuated by 10%, and based on amounts outstanding as of December 31, 2005, interest expense would have fluctuated by approximately $96,000.

FINANCIAL STATEMENTS (Information required by Item 7 of Form 10-KSB)

This information appears in Item 9.01 of this Report on Form 8-K and is incorporated herein by reference.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE. (Information Required by Item 8 of Form 10-KSB)

None.

CONTROL AND PROCEDURES (Information required by Item 8A of Form 10-KSB)

An evaluation of the effectiveness of our disclosure controls and procedures as of December 31, 2005 was made under the supervision and with the participation of management, including our chief executive officer, chief financial officer and chief accounting officer. Based on that evaluation, they concluded that our disclosure controls and procedures are effective as of the end of the period covered by this report to ensure that information required to be disclosed by us in reports that we file or submit under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported within the time periods specified in Securities and Exchange Commission rules and forms. During the quarter ended December 31, 2005, there was no significant change in our internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, our internal controls over financial reporting.

OTHER INFORMATION (Information required by Item 8B of this Form 10-KSB)

None.

Information required by Items 9, 10, 11, 12 and 14 of Part III is omitted from this Report and will be filed in a definitive proxy statement or by an amendment to this Report not later than 120 days after the end of the fiscal year covered by the financial statements included in this Report.

Item 9.01 of Form 8-K FINANCIAL STATEMENTS AND EXHIBITS

(a) Financial Statements of Business Acquired.

The following audited financial statements are filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Balance Sheets as of December 31, 2005 and 2004
Consolidated Statements of Operations for the years ended December 31, 2005 and 2004
Consolidated Statements of Stockholders’ Deficit for the years ended December 31, 2005 and 2004
Consolidated Statements of Cash Flows for the years ended December 31, 2005 and 2004
Notes to Consolidated Financial Statements.

(b) Pro-Forma Financial Information.

Pro forma financial information reflecting the Merger has been provided as Exhibit 99.2 to this Current Report on Form 8-K and is incorporated herein by reference.

(d) Exhibits

A list of exhibits filed with this Form 8-K or incorporated by reference is found in the Exhibit Index immediately following the Signature Page of this Form 8-K and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ETRIALS WORLDWIDE, INC.

Date: March 31, 2006	By: /s/ John K. Cline John K. Cline President and Chief Executive Officer

EXHIBIT INDEX

Exhibit	Description

2.1
Agreement and Plan of Merger dated August 22, 2005 by and among CEA Acquisition Corporation, etrials Acquisition, Inc., etrials Worldwide, Inc. and certain stockholders of etrials Worldwide, Inc. (Included in Annex A of the proxy statement/prospectus included in the Form S-4 (No. 333-129314), effective January 18, 2006 and incorporated by reference herein).

2.2
Amendment No. 1 to Plan of Merger dated October 31, 2005 by and among CEA Acquisition Corporation, etrials Acquisition, Inc., etrials Worldwide, Inc. and certain stockholders of etrials Worldwide, Inc. (Included in Annex A of the proxy statement/prospectus included in the Form S-4 (No. 333-129314), effective January 18, 2006 and incorporated by reference herein).

2.3
Amendment No. 2 to Plan of Merger dated December 5, 2005 by and among CEA Acquisition Corporation, etrials Acquisition, Inc., etrials Worldwide, Inc. and certain stockholders of etrials Worldwide, Inc. (Included in Annex A of the proxy statement/prospectus included in the Form S-4 (No. 333-129314), effective January 18, 2006 and incorporated by reference herein).

3.1	Certificate of Incorporation of CEA Acquisition Corporation. (Incorporated by reference from Registration Statement No. 333-110365 on Form S-1 filed November 10, 2003).

3.1.1	Amended and Restated Certificate of Incorporation of CEA Acquisition Corporation. (Incorporated by reference from Registration Statement No. 333-110365 on Form S-4 filed October 28, 2005).

3.2	Bylaws of CEA Acquisition Corporation (Incorporated by reference from Registration Statement No. 333-110365 on Form S-1 filed November 10, 2003).

4.1	Specimen Unit Certificate of Registrant (Incorporated by reference from Registration Statement No. 333-110365 on Form S-1 filed November 10, 2003).

4.2	Specimen Common Stock Certificate of Registrant (Incorporated by reference from Registration Statement No. 333-110365 on Form S-1 filed November 10, 2003).

4.3	Specimen Warrant Certificate of Registrant (Incorporated by reference from Registration Statement No. 333-110365 on Form S-1 filed November 10, 2003).

4.4	Form of Unit Purchase Option. (Incorporated by reference from Registration Statement No. 333-110365 on Form S-1 filed November 10, 2003).

4.5
Form of Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant (Incorporated by reference from Registration Statement No. 333-110365 on Form S-1 filed November 10, 2003).

9.1
Voting Agreement dated August 22, 2005 among CEA Acquisition Corporation, certain security holders of etrials Worldwide, Inc. and certain security holders of CEA Acquisition, Inc. (Incorporated by reference from Current Report on Form 8-K filed August 25, 2005).

10.1
Letter Agreement among the Registrant, EarlyBirdCapital, Inc. and J. Patrick Michaels, Jr. (without schedules). (Incorporated by reference from Amendment No. 1 to Registration Statement No. 333-110365 on Form S-1 filed December 24, 2003).

10.2
Letter Agreement among the Registrant, EarlyBirdCapital, Inc. and Robert Moreyra (without schedules). (Incorporated by reference from Amendment No. 1 to Registration Statement No. 333-110365 on Form S-1 filed December 24, 2003).

10.3
Letter Agreement among the Registrant, EarlyBirdCapital, Inc. and Donald Russell (without schedules) (Incorporated by reference from Amendment No. 1 to Registration Statement No. 333-110365 on Form S-1 filed December 24, 2003).

10.4
Letter Agreement among the Registrant, EarlyBirdCapital, Inc. and Brad Gordon (without schedules). (Incorporated by reference from Amendment No. 1 to Registration Statement No. 333-110365 on Form S-1 filed December 24, 2003).

10.5
Letter Agreement among the Registrant, EarlyBirdCapital, Inc. and Harold Ewen (without schedules). (Incorporated by reference from Amendment No. 1 to Registration Statement No. 333-110365 on Form S-1 filed December 24, 2003).

10.6
Letter Agreement among the Registrant, EarlyBirdCapital, Inc. and CEA Group, LLC (without schedules). (Incorporated by reference from Registration Statement No. 333-110365 on Form S-1 filed November 10, 2003).

10.7
Form of Investment Trust Management Trust Agreement between the Registrant, Continental Stock Transfer & Trust Company and the Initial Stockholders.   (Incorporated by reference from Amendment No. 2 to Registration Statement No. 333-110365 on Form S-1 filed December 24, 2003).

10.8
Form of Stock Escrow Agreement between the Registrant, Continental Stock Transfer & Trust Company and the Initial Stockholders. (Incorporated by reference from Amendment No. 2 to Registration Statement No. 333-110365 on Form S-1 filed December 24, 2003).

10.9
Form of Amendment to Stock Escrow Agreement between the Registrant, Continental Stock Transfer & Trust Company and the Initial Stockholders. (Incorporated by reference from Registration Statement No. 333-110365 on Form S-4 filed December 13, 2005).

10.10
Form of Letter Agreement between CEA Group, LLC and Registrant regarding administrative support. (Incorporated by reference from Registration Statement No. 333-110365 on Form S-1 filed November 10, 2003).

10.11	Form of Registration Rights Agreement among the Registrant and the Initial Stockholders (Incorporated by reference from Registration Statement No. 333-110365 on Form S-1 filed November 10, 2003).

10.12	CEA 2005 Performance Equity Plan (Incorporated by reference from Registration Statement No. 333-110365 on Form S-4 filed December 13, 2005).*

10.13
Letter Agreement dated as of August 10, 2005 between the Registrant, EarlyBirdCapital, Inc. and American Fund Advisors (Incorporated by reference from Registration Statement No. 333-110365 on Form S-4 filed October 28, 2005).

10.14
Form of Escrow Agreement among CEA Acquisition Corporation, James W. Clark, Jr., as the etrials Stockholders’ Representative and Continental Stock Transfer & Trust Company. (Incorporated by reference from Current Report on 8-K filed August 25, 2005).

10.15
Form of Amendment to Escrow Agreement among CEA Acquisition Corporation, James W. Clark, Jr., as the etrials Stockholders’ Representative and Continental Stock Transfer & Trust Company. (Incorporated by reference from Registration Statement No. 333-110365 on Form S-4 filed December 13, 2005).

10.16
Employment Agreement dated August 22, 2005, among CEA Acquisition Corporation, etrials Worldwide, Inc. and John Cline (Incorporated by reference from Current Report on Form 8-K filed August 25, 2005).*

10.17
Employment Agreement dated August 22, 2005, among CEA Acquisition Corporation, etrials Worldwide, Inc. and James W. Clark, Jr. (Incorporated by reference from Current Report on Form 8-K filed August 25, 2005).*

10.18	Employment Agreement dated August 22, 2005, between etrials Worldwide, Inc. and Michael Harte. (Incorporated by reference from Current Report on Form 8-K filed August 25, 2005).*

10.19	Lock-Up Agreement dated August 22, 2005 executed by certain of the security holders of etrials Worldwide, Inc. (Incorporated by reference from Current Report on Form 8-K filed August 25, 2005).

10.20	Lock-Up Agreement dated August 22, 2005 executed by Quintiles Transnational Corp. and Q Finance Inc. (Incorporated by reference from Current Report on Form 8-K filed August 25, 2005).

10.21	etrials Worldwide, Inc. 1999 Equity Compensation Plan. (Incorporated by reference from Registration Statement No. 333-110365 on Form S-4 filed October 28, 2005).

10.22	Amendment to etrials Worldwide, Inc. 1999 Equity Compensation Plan, dated March 11, 2003 (Incorporated by reference from Registration Statement No. 333-110365 on Form S-4 filed October 28, 2005).

10.23
Employment Agreement between John Cline and etrials Worldwide, Inc., dated December 12, 2003. (Incorporated by reference from Registration Statement No. 333-110365 on Form S-4 filed October 28, 2005).*

10.24
Employment Agreement between James Clark and etrials Worldwide, Inc., dated December 12, 2003. (Incorporated by reference from Registration Statement No. 333-110365 on Form S-4 filed October 28, 2005).*

10.25	Service Agreement between Rachel King and Minidoc Limited. (Incorporated by reference from Registration Statement No. 333-110365 on Form S-4 filed October 28, 2005).

10.26
RBC Loan and Security Agreement by and between etrials Worldwide, Inc. and RBC Centura Bank, dated February 1, 2005. (Incorporated by reference from Registration Statement No. 333-110365 on Form S-4 filed October 28, 2005).

10.27
Negative Pledge Agreement by and between etrials Worldwide, Inc. and RBC Centura Bank, dated February 1, 2005. (Incorporated by reference from Registration Statement No. 333-110365 on Form S-4 filed October 28, 2005).

10.28
Investment Banking Fee Satisfaction Agreement between Fred Nazem and etrials Worldwide, Inc., dated April 4, 2003, terminated September 10, 2005. (Incorporated by reference from Registration Statement No. 333-110365 on Form S-4 filed October 28, 2005).

10.29
Letter Agreement for Financial Advisory Services between Fred Nazem and etrials Worldwide, Inc. dated June 24, 2004 and terminated September 10, 2005. (Incorporated by reference from Registration Statement No. 333-110365 on Form S-4 filed October 28, 2005).

10.30
Advisory Agreement between Tryon Capital and etrials Worldwide, Inc., dated November 7, 2003 and terminated September 10, 2005. (Incorporated by reference from Registration Statement No. 333-110365 on Form S-4 filed October 28, 2005).

10.31
Form of Voting Trust Agreement between etrials Worldwide, Inc. and certain shareholders of etrials Worldwide, Inc. (Incorporated by reference from Registration Statement No. 333-110365 on Form S-4 filed October 28, 2005).

10.32
Form of Amendment to Voting Trust Agreement between etrials Worldwide, Inc. and certain shareholders of etrials Worldwide, Inc. (Incorporated by reference from Registration Statement No. 333-110365 on Form S-4 filed October 28, 2005).

10.33
Exclusive License Agreement by and between MiniDoc AB and etrials Worldwide, Inc., dated August 10, 2005. (Incorporated by reference from Registration Statement No. 333-110365 on Form S-4 filed December 13, 2005).

10.34	Unconditional Guaranty Agreement dated February 14, 2006 between etrials Worldwide, Inc. and RBC Centura Bank. (Incorporated by reference from Current Report on Form 8-K filed February 15, 2006).

10.35	Unconditional Guaranty Agreement dated March 17, 2006 between etrials Worldwide, Inc. and RBC Centura Bank. **

14.1	Code of Ethics adopted by the etrials Worldwide, Inc. (Incorporated by reference from Quarterly Report on form 10-QSB for the quarter ended March 31, 2004, filed May 14, 2004.)

16.1	Letter from BDO Seidman, LLP dated February 22, 2006 regarding change in certifying accountant. (Incorporated by reference from Current Report on Form 8-K/A filed on February 23, 2006.)

99.1	Audited Financial Statements of the Registrant.**

99.2	Pro Forma Financial Information.**

* Management contract or compensatory plan or arrangement.
**Filed herewith.